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                                                                    EXHIBIT 10.4

                                                                  EXECUTION COPY


                               PURCHASE AGREEMENT


                                     BETWEEN


                      ASHANTI GOLDFIELDS TEBEREBIE LIMITED


                                       AND


                          PIONEER GOLDFIELDS II LIMITED


                                       AND


                             THE PIONEER GROUP, INC.


                                       AND


                       ASHANTI GOLDFIELDS COMPANY LIMITED

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                                TABLE OF CONTENTS

1      Purchase and Sale of the Shares                                   1

2      Purchase and Sale of the Intercompany Loans                       3

3      Representations of the Seller Regarding the Shares
       and of PGI Regarding the Intercompany Loans.                      4

4      Representations of the Seller Regarding PGL                       5

5      Representations of the Buyer                                     13

6      Access to Information; Public Announcements                      14

7      Pre-Closing Covenants of the Seller                              14

8      Pre-Closing Covenants of the Buyer                               16

9      Conditions to Obligations of the Buyer                           16

10     Resolutions and Waivers.                                         19

11     Conditions to Obligations of the Seller                          19

12     Best Efforts of the Buyer and the Seller.
       The parties shall use their best efforts to ensure that:         21

13     Post-Closing Covenant of the Buyer and Seller.                   21

14     Indemnification                                                  22

15     Termination of Agreement                                         24

16     Dispute Resolution                                               25

17     Brokers                                                          26

18     Guarantees                                                       26

19     Notices                                                          27

20     Successors and Assigns                                           28

21     Entire Agreement; Amendments; Attachments                        28

22     Severability                                                     28

23     Expenses                                                         28

24     Governing Law                                                    28

25     Jurisdiction; Service of Process                                 29

26     Section Headings                                                 29

27     Counterparts                                                     29


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                               PURCHASE AGREEMENT

This agreement (the "AGREEMENT") is made as of May 11, 2000 by and among Ashanti Goldfields Company Limited, a Ghana corporation with its principal office at Gold House, Patrice Lumumba Road, Roman Ridge, P.O. Box 2665, Accra, Ghana ("AGC"), Pioneer Goldfields II Limited, a Guernsey, Channel Islands company with its principal office at c/o Carey Langlois, 7 New Street, St Peter Port, Guernsey, Channel Islands (the "SELLER"), The Pioneer Group Inc., a Delaware Corporation, with its principal office at 60 State Street, Boston, Massachusetts ("PGI") and Ashanti Goldfields (Teberebie) Limited, a Cayman Islands corporation with its principal office at Ugland House, PO Box 309, South Church Street, Tortola, Grand Cayman, Cayman Islands ("BUYER").

                              PRELIMINARY STATEMENT

1. The Seller beneficially owns 75,000,000 ordinary shares (collectively, the "SHARES"), nominal value $0.01 per share, of Pioneer Goldfields Limited, a Guernsey company (number 227 00) ("PGL"), which Shares represent all of the issued and outstanding shares of PGL. PGL, in turn, owns 1,860,000 class A ordinary shares of no par value in the share capital of Teberebie Goldfields Limited, a Ghana company ("TEBEREBIE"), representing 90% of the issued and outstanding shares of Teberebie. Teberebie holds certain licenses from the Government of Ghana to conduct mining operations in Ghana.

2. The Buyer desires to purchase, and the Seller desires to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

3. Teberebie has various notes outstanding which are repayable to PGI as more particularly set out in Schedule 4.11 which amount to an aggregate of Twenty Million Seven Hundred Ninety Three Thousand Nine Hundred Twenty Six U.S. Dollars ($20,793,926) (the "INTERCOMPANY LOANS").

4. PGI has agreed to sell and the Buyer has agreed to buy the Intercompany Loans for the consideration set forth below, subject to the terms and conditions of this Agreement.

5. AGC and PGI have executed a non-binding letter agreement dated December 14, 1999, as qualified by a letter from PGI to AGC dated December 16, 1999 and as amended by letters dated March 31, 2000 and April 28, 2000, with respect to the transactions contemplated by this Agreement.

6. PGI and AGC have each agreed to give guarantees on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1      PURCHASE AND SALE OF THE SHARES

1.1 Purchase of the Shares from the Seller. Subject to and upon the terms and conditions of this Agreement, at and with effect from the closing of the transactions contemplated by this Agreement (the "CLOSING"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Shares. At the Closing the Seller shall deliver to the Buyer certificates evidencing the Shares, together with share transfer forms duly executed by the legal owner of the Shares transferring the Shares to the Buyer or as the Buyer shall direct and shall otherwise comply with Section 9.17.

1.2 Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Shares, to put the Buyer in actual possession and operating control of the assets, properties and business of PGL and Teberebie,


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       to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

1.3 Purchase Price for the Shares. The Purchase price to be paid by the Buyer for the Shares shall be one US dollar (US$1.00) plus an amount equal to amounts payable by the Buyer pursuant to Section 2.3(g) in respect of the Shares ("SHARE PURCHASE PRICE").

1.4 Closing. The Closing shall take place at the offices of Brobeck Hale and Dorr, Hasilwood House, 60 Bishopsgate, London EC2N 4AJ at 10:00 a.m., London Time, on May 24, 2000, or at such other place, time or date (being no later than May 26, 2000) as may be mutually agreed upon in writing by the parties (the "CLOSING DATE"). The transfer of the Shares by the Seller to the Buyer shall be deemed to occur at 9:00 a.m., London Time, on the Closing Date.

1.5    Closing Balance Sheet

       (a) The Seller shall procure that a balance sheet of Teberebie and a consolidated balance sheet of PGL as of March 31, 2000 (the "CLOSING BALANCE SHEETS") shall be prepared by PGL and Teberebie, pursuant to U.S. generally accepted accounting principles applied consistently with past practice, and examined by its auditors (the "AUDITORS") within 30 days after the Closing Date and that the Auditors' working papers will be made available to the Buyer's nominated accountants (the "BUYER'S ACCOUNTANTS") so as to allow the Buyer's Accountants to review the same in accordance with
              Section 1.6(a).

       (b) The Buyer and the Seller shall use their respective reasonable efforts to procure that the Auditors and the Buyer's Accountants issue their joint certificate pursuant to Section 1.6(a) by not later than 60 days after the Closing Date, but if such joint certificate has not been issued by such date there shall be deemed to be a dispute for the purposes of Section 1.6 and the provisions as to the settlement of disputes contained therein shall apply.

       (c) The Seller shall bear the costs of the Auditors and the Buyer shall bear the costs of the Buyer's Accountants in connection with preparation of the Closing Balance Sheets.

       (d) If the Closing Balance Sheets shall show any liabilities (whether actual or contingent) other than pursuant to the Credit Agreement dated March 11, 1996 between Skandinaviska Enskilda Banken and Teberebie, as amended pursuant to the agreements dated September 20, 1996, October 11, 1996 and March 24, 1999 (the "CREDIT AGREEMENT"), or the reclamation obligation reflected on the Current Audited Balance Sheets (as defined in Section 4.5(a)) or the Intercompany Loans which will be acquired by the Buyer as at Closing pursuant to Section 2 of this Agreement, ("EXCESS LIABILITIES") then the Seller shall within 7 days after the Auditors and the Buyer's Accountants shall have issued their joint certificate as provided by Section 1.6 pay to the Buyer by wire transfer of immediately available funds to an account designated by the Buyer an amount equal to the Excess Liabilities. If the Seller shall not make any such payment as prescribed by this Section (d), the Buyer may if it so decides in its absolute discretion deduct an amount equal to any such Excess Liabilities from the amounts due to the Seller pursuant to Sections 2.3(b) and
              (c) together with (if relevant) interest at a rate of 6% per annum on any Excess Liabilities which are required to be paid by PGL or Teberebie calculated from the date of such payment to the date on which the Buyer makes the aforementioned deductions.

1.6    Preparation of Closing Balance Sheets

       (a) The Closing Balance Sheets shall be prepared by PGL and Teberebie and examined by the Auditors. The Buyer's Accountants shall then review such Closing Balance Sheets and the Auditors' work (including their working papers thereon), after which the Auditors and the Buyer's Accountants shall jointly certify the amount of the Excess Liabilities (if any) to each of the Seller and the Buyer.


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       (b)    The Closing Balance Sheets shall be prepared under the historical cost convention and in accordance with U.S. generally accepted accounting principles and practices consistently applied and on bases consistent in all material respects with those adopted in the Current Audited Balance Sheets.

       (c)    As regards the Auditors and the Buyer's Accountants:

       (i) their joint report shall be conclusive and binding on the parties save in the case of manifest error;

       (ii)   they shall be deemed to act as experts and not as arbitrators;

       (iii) any disputes, differences and/or questions which may arise between them in connection with the said report shall be referred to the decision of an internationally recognized "big-five" accounting firm that is not retained by any of PGI, PGL, Teberebie, the Seller or the Buyer, to be agreed on between them within a period of 14 days or in default of such agreement to be selected (on the application of the Buyer or the Seller) by the President for the time being of the Institute of Chartered Accountants in England and Wales; such firm (whose costs shall be payable as it shall direct) shall act as expert and not as arbitrator in connection with the giving of such decision; and the decision of such firm shall be final and binding on the parties save in the case of manifest error.

2      PURCHASE AND SALE OF THE INTERCOMPANY LOANS

2.1    Sale, Purchase and Assignment.

       PGI as the legal and beneficial owner, agrees to assign to the Buyer, and the Buyer agrees to accept the assignment of, the Intercompany Loans, free from any encumbrances, on and subject to the terms and conditions of this Agreement.

2.2    Title, Property and Risk.

       Title to and risk of the Intercompany Loans:

       (a)    remains solely with PGI until Closing; and

       (b)    shall be deemed to have passed to the Buyer on and from Closing.

2.3    Purchase Price

       (a) The base purchase price to be paid by the Buyer for the Intercompany Loans shall be Eighteen Million Seven Hundred and Ninety-Nine Thousand Nine Hundred and Ninety-Nine U.S. Dollars (US$18,799,999) (the "BASE PURCHASE Price"). The Base Purchase Price shall be payable in the manner described in paragraphs (b) and (c) of this Section 2.3.

       (b) At the Closing, the Buyer shall deliver to PGI, by wire transfer of immediately available funds to an account designated by PGI in writing at least five (5) business days prior to the Closing Date (as defined below), the sum of Four Million Nine Hundred and Ninety Nine Thousand Nine Hundred and Ninety Nine US Dollars (US$4,999,999).

       (c) In addition, the Buyer shall make further cash payments, as evidenced by a Note in the form attached hereto as Exhibit A, by wire transfer of immediately available funds to an account designated by PGI in writing at least five (5) business days prior to the due date for the relevant payment, as set out below:

              (i) Two Million Five Hundred Thousand U.S. Dollars (US$2,500,000) on March 31, 2001;

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              (ii)   Two Million Five Hundred Thousand U.S. Dollars
                     (US$2,500,000) on March 31, 2002,

              (iii)  Three Million U.S. Dollars (US$3,000,000) on March 31,
                     2003;

              (iv) Three Million Seven Hundred Fifty Thousand U.S. Dollars (US$3,750,000) on March 31, 2004; and

              (v) Two Million Fifty Thousand U.S. Dollars (US$2,050,000) on March 31, 2005.

       (d) (i) The Buyer shall also make supplemental payments (the "SUPPLEMENTAL PAYMENTS"), totaling up to a maximum of Five Million U.S. Dollars (US$5,000,000), as follows: For each calendar quarter with effect from the calendar quarter commencing on April 1, 2001 and ending March 31, 2006 during which:

              (1) the average daily price of gold (which for this purpose shall be the arithmetic mean of the London pm fix spot price on each day in the relevant calendar quarter on which such price is quoted on the Reuters Screen NMRB), based on the London pm fix spot price per troy ounce of loco London good delivery gold bullion of not less than 0.995 fineness, is at least US$325.00 per ounce; and

              (2) at least 35,000 troy ounces of gold are produced from the processing of ore located on the property covered by (i) the Mining Lease between the Government of Ghana and Teberebie dated February 2, 1988 and (ii) the Mining Lease between the Government of Ghana and Teberebie dated June 18, 1992, the Buyer shall make a Supplemental Payment of Two Hundred Fifty Thousand U.S. Dollars (US$250,000). To the extent that in any relevant calendar quarter in which a Supplemental Payment may be payable, the conditions in this Section 2.3(d) are not satisfied, no such Supplemental Payment shall be due for that calendar quarter.

       (e) To the extent that a Supplemental Payment is due for any calendar quarter during the period identified in paragraph (d) above, the Buyer shall make such Supplemental Payment, by wire transfer of immediately available funds to an account designated by the Seller in writing at least five (5) business days prior to the date on which payment is due, within 14 business days following the end of such calendar quarter.

       (f) The right to receive any or all of the cash payments due to the Seller under this Section 2 may be transferred by the Seller to PGI or any other company or entity under the common control of PGI. Subject to the consent of the Buyer (which consent may not be unreasonably withheld), the Seller or PGI may assign the right to receive any or all of the cash payments due to the Seller or PGI under this Section 2.3 to a company or entity not under the common control of PGI.

       (g) The first One Million Nine Hundred and Ninety Three Thousand Nine Hundred Twenty Six U.S. Dollars ($1,993,926) of the Supplemental Payments shall be paid in respect of the Intercompany Loans. All other Supplemental Payments will be paid in respect of the Shares.

3 REPRESENTATIONS OF THE SELLER REGARDING THE SHARES AND OF PGI REGARDING THE INTERCOMPANY LOANS.

3.1    The Seller represents and warrants to the Buyer as follows:

       (a) The Seller has good and marketable title to the Shares, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.


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       (b)    The Seller has the full right, power and authority to transfer, convey and sell the Shares to the Buyer at the Closing and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Seller the Shares with good and marketable title, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

       (c) The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Seller or the transfer, conveyance and sale of the Shares to the Buyer pursuant to the terms hereof.

       (d) Except as set forth in Section 17 hereof, no broker or finder has acted for the Seller in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Seller.

3.2    PGI represents and warrants to the Buyer as follows:

       (a) PGI has good and marketable title to the Intercompany Loans free and clear of any and all covenants, conditions, restrictions, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

       (b) PGI has the full right, power and authority to transfer, convey and sell the Intercompany Loans to the Buyer at the Closing and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Seller the Intercompany Loans with good and marketable title, free and clear of all covenants, conditions, restrictions, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

       (c) PGI is not a party to, subject to or bound by any agreement or any judgement , order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by PGI or the transfer, conveyance and sale of the Intercompany Loans to the Buyer pursuant to the terms hereof.

4      REPRESENTATIONS OF THE SELLER REGARDING PGL

       The Seller represents and warrants to the Buyer that:

4.1 Organization. PGL is a corporation duly organized, validly existing and in good standing under the laws of Guernsey, Channel Islands, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Schedule 4.1 sets forth all jurisdictions in which PGL is qualified or holds licences to do business as a foreign corporation. The Seller has heretofore delivered to the Buyer true and complete copies of PGL's Memorandum and Articles of Association as currently in effect.

4.2 Capitalization of PGL. PGL's authorized share capital consists of 75,000,000 ordinary shares, all of which are in issue on the date hereof and held of record by the Seller or its nominees beneficially for the Seller. All outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no options, warrants, convertibles or other securities of PGL issued or outstanding. There are no outstanding obligations of PGL or Teberebie to repurchase, redeem or otherwise acquire any Shares.

4.3    Subsidiaries

       (a) Except for Teberebie, there is no corporation, partnership, joint venture or other entity in which PGL has, directly or indirectly, any equity interest.

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       (b)    Schedule 4.3 sets forth:

              (i)    the capitalization of Teberebie;

              (ii)   the names of the officers and directors of Teberebie; and

              (iii) the jurisdictions in which Teberebie is qualified or holds licenses to do business as a foreign corporation.

       (c) Except as set forth in Schedule 4.3, PGL owns of record and beneficially all of the outstanding shares of capital stock of Teberebie free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

       (d) Teberebie is a corporation duly organized and validly existing and in good standing under the laws of the Republic of Ghana and has all requisite power and authority to own its properties and carry on its business as now being conducted. The Seller has heretofore delivered to the Buyer true and complete copies of Teberebie's Regulations as currently in effect.

       (e) Except as set forth in Schedule 4.3, Teberebie does not hold shares of its capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding any (i) options, warrants or other rights with respect to the capital stock of Teberebie, (ii) any securities convertible into or exchangeable for shares of such stock; (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities or (iv) obligations of PGL or Teberebie to repurchase, redeem or otherwise acquire any outstanding securities of Teberebie.

4.4 Authorization. The Seller is a corporation duly incorporated and validly existing under the laws of Guernsey, Channel Islands and has all requisite power and authority (corporate and other) to carry on its business now conducted. The execution and delivery by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereunder and thereunder by the Seller, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Seller. This Agreement and all other written agreements entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against it in accordance with their respective terms. Except as set forth on Schedule 4.4 the execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any current law, rule or regulation applicable to PGL, Teberebie or the Seller; (b) violate the provisions of the Memorandum and Articles of Association of the Seller or the Memoranda and Articles of Association of PGL or the Regulations of Teberebie; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of PGL or Teberebie pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which PGL or Teberebie is a party or by which PGL or Teberebie or any of their properties is or may be bound, except where the breach, termination, default, acceleration, or creation of any lien, charge, or encumbrance would not have a material adverse effect on the condition (financial or otherwise), business assets, or results of operation of PGL and Teberebie taken as a whole ("MATERIAL ADVERSE EFFECT") or on the ability of the parties to consummate the transactions contemplated by this Agreement. For the purposes of the definition of Material Adverse Effect, an act, event or omission shall constitute a Material Adverse Effect if it creates or would reasonably be expected to create a liability on PGL and Teberebie taken as a whole of $100,000 or more. The Seller has heretofore delivered to the Buyer true and complete copies of its Memorandum and Articles of Association as currently in effect.

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4.5    Financial Statements.

       (a) The Seller has previously delivered to the Buyer the audited consolidated balance sheet of PGL as of December 31, 1998 (the "1998 AUDITED BALANCE SHEET") and the related consolidated statements of income, shareholders' equity, retained earnings and changes in financial condition of PGL for the five fiscal years then ended (collectively, the "1998 AUDITED FINANCIAL STATEMENTS"). The Seller has also previously delivered to the Buyer the audited balance sheets of each of PGL and Teberebie as of December 31, 1999 (the "CURRENT AUDITED BALANCE SHEETS") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of each of PGL and Teberebie for the fiscal year then ended (collectively, the "CURRENT AUDITED FINANCIAL STATEMENTS"). The 1998 Audited Financial Statements and the Current Audited Financial Statements (collectively, the "FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles applied consistently with past practices and, in the case of the 1998 Audited Financial Statements, have been certified without qualification (but with a going concern modification) by Arthur Andersen LLP, PGL's independent public accountants, and, in the case of the Current Audited Financial Statements, have been certified without qualification (but with a going concern modification) by PGL's and Teberebie's independent accountants. The date of the Current Audited Balance Sheets is hereinafter referred to as the "BALANCE SHEET DATE."

       (b) The Financial Statements fairly present, in all material respects, as of their respective dates, the financial condition, retained earnings, assets and liabilities of PGL and Teberebie, and the results of operations of PGL's and Teberebie's business, for the periods indicated. With respect to contracts and commitments for the sale of goods or the provision of services by PGL and Teberebie, the Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses. The amounts shown as accrued for current and deferred income and other taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid national, state and local income taxes, interest, penalties, assessments or deficiencies applicable to PGL or Teberebie, whether disputed or not, for the applicable period then ended and periods prior thereto.

4.6 Absence of Undisclosed Liabilities. Except as and to the extent (a) reflected and reserved against in the Current Audited Balance Sheets or,
       (b) set forth on Schedule 4.6, neither PGL nor Teberebie has any liability or obligation, secured or unsecured, whether accrued, absolute or contingent.

4.7    Properties

       (a) Except as set forth on Schedule 4.7, PGL and Teberebie have good title to, or in the case of leased property have valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected on the Current Audited Balance Sheets or acquired after the Balance Sheet Date, except for property and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any liens or other encumbrances, except liens or encumbrances disclosed on the Current Audited Balance Sheets or on Schedule 4.7;

       (b) Except for the shut down of the Teberebie mine as of December 31, 1999, there are no developments affecting any such property or assets (whether real or personal) pending or, to the actual knowledge having made reasonable enquiries ("KNOWLEDGE") of the Seller, threatened, which might materially detract from the value of such property or assets or materially interfere with any present or intended use of any such property or assets as of March 31, 2000.

4.8 Litigation. Except as set forth on Schedule 4.8(a), there is no action, suit or proceeding to which PGL or Teberebie is a party (either as a plaintiff or defendant) pending or, to the Knowledge of the Seller, threatened before any court or governmental agency, authority, body or arbitrator and, to the Knowledge of the Seller, there is no basis for any such action, suit or proceeding; (b) neither PGL nor Teberebie has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of PGL or Teberebie; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency or any undertaking given by PGL or Teberebie enjoining or requiring PGL or Teberebie to take any action of any kind with respect to its business, assets or properties.

4.9    Tax Matters.  Except as set forth on Schedule 4.9:

       (a) Within the times and in the manner prescribed by law, PGL and Teberebie have filed all national, state and local tax returns, statements, reports and forms ("TAX RETURNS") and all Tax Returns for foreign countries, provinces and other governing bodies having jurisdiction to levy taxes upon them which are required to be filed;

       (b) PGL and Teberebie have paid all Taxes (as defined below), interest, penalties, assessments and deficiencies which have become due and payable or which have been claimed to be due, including, without limitation, income, franchise, real estate, sales, value added and withholding taxes and other employee benefits, taxes and y imports unless the same are being contested in good faith by appropriate procedures;

       (c) No examination of the tax returns of PGL or Teberebie is currently in progress nor, to the Knowledge of the Seller, threatened and no deficiencies have been asserted or assessed against either PGL or Teberebie as a result of any audit by any applicable taxing authority and no such deficiency has been proposed or threatened;

       (d) No liability to Tax (except for any such liability which has been paid in full prior to Closing) has arisen or to the Knowledge of the Seller will arise in PGL or Teberebie as a result of, or by reference to, any event, occurrence, transaction, act or omission in or before Closing;

       (e) Set forth on Schedule 4.9(e) are Teberebie's capital allowances at December 31, 1997, as audited by the Ghana Tax Inspectorate, and at December 31, 1999, as estimated by Teberebie. The Seller has not and shall not decrease any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute of PGL or Teberebie which could reduce Tax payable in the future by PGL or Teberebie, except to the extent that such decrease results from the sale of Excluded Assets (as defined below) or from the sale of assets in the ordinary course of business; and

       (f) PGL has tax exempt status under the Income Tax (Exempt Bodies) (Guernsey) Ordinances, 1989-1996.

       For purposes of this Section, "TAX" or "TAXES" means any liability of PGL or Teberebie to any form of taxation whenever created or imposed and whether of Ghana, Guernsey, the United States of America or elsewhere (and without limitation includes income tax, corporation tax, advance corporation tax, capital gains tax, inheritance tax, stamp duty, stamp duty reserve tax, value added tax, withholding tax, rates, customs and excise duties, national insurance contributions, social security and other liabilities or contributions or any pay-as-you-earn tax) and generally any amount payable to the revenue, customs or fiscal authorities of Ghana, Guernsey, the United States of America or elsewhere, and all interest and/or penalties related to or arising in respect thereof.

4.10 Books and Records. The general ledgers and books of account of PGL and Teberebie are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by applicable laws and regulations.

4.11   Contracts and Commitments.

       (a) Schedule 4.11 contains a true, complete and correct list of the following written contracts and agreements (collectively, the "CONTRACTS"):

              (i) all loan agreements, indentures, mortgages and guaranties to which PGL or Teberebie is a party or by which PGL or Teberebie or any of their property is bound;

              (ii) all pledges, conditional sale or title retention agreements, security agreements, material equipment obligations, material personal property leases and lease purchase agreements to which PGL or Teberebie is a party or by which PGL or Teberebie or any of their property is bound;

              (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which PGL or Teberebie is a party or by which PGL or Teberebie or any of their property is bound which may have a Material Adverse Effect;

              (iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which PGL or Teberebie is a party or by which PGL or Teberebie or any of their property is bound;

              (v) all material contracts, agreements or other arrangements between PGL and Teberebie (including, but not limited to, any tax sharing arrangements) or between PGL, Teberebie and the Seller;

              (vi) all material leases, whether operating, capital or otherwise, under which PGL or Teberebie is lessor or lessee;

              (vii) all material licenses or similar agreements relating to mining concessions or otherwise to which the Seller, PGL or Teberebie is a party; and

              (viii) all other agreements, commitments, arrangements or plans not made in the ordinary course of business that are material to PGL and Teberebie taken as a whole.

       (b) Except as set forth on Schedule 4.11, each agreement, commitment, contract, arrangement plan, lease or license disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section, is a valid and binding agreement of PGL or Teberebie, as the case may be, and is in full force and effect. Neither PGL nor Teberebie is, nor, to the Knowledge of the Seller, is any other party thereto, in default or breach in any material respect under the terms of any such agreement, commitment, contract, arrangement, plan, lease or license.

       (c) No agreement, commitment, contract, arrangement, plan, lease or license disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section contains terms which would prevent the execution or delivery of this Agreement by the Seller.

4.12   Compliance with Agreements, Laws and Court Orders.

       (a) PGL and Teberebie each have all material licenses, permits and certificates from all applicable authorities necessary to conduct their respective businesses and own and operate their respective assets, and in particular lawfully to conduct mining activities in Ghana.

       (b) Neither PGL nor Teberebie is in violation of, nor has since December 31, 1998 violated, any applicable law, rule, regulation, judgment, injunction, order or decree except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

       (c) Except as set forth on Schedule 4.12, neither PGL nor Teberebie is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any agreement or other instrument binding upon PGL or Teberebie or any license, franchise, permit or similar authorization held by PGL or Teberebie, which defaults or potential defaults, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.13 Insurance Coverage. The Seller has furnished to the Buyer a list of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of PGL or Teberebie. Except as set forth on Schedule 4.13, there is no claim by PGL or Teberebie pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bond or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been paid timely and PGL and Teberebie have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since December 31, 1998 and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of PGL or Teberebie. The Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds, except that such policies or bonds will terminate as of the Closing Date.

4.14   Employee Relations

       (a)    There are no employees of PGL or Teberebie as of the date hereof.

       (b) None of the employees of PGL or Teberebie is represented by any labor union.

       (c) Schedule 4.14 sets forth a true, correct and complete list of the aggregate payroll of PGL and Teberebie as of December 31, 1999, including the job title and salary or wage rates of each expatriate employee or categories thereof, showing separately for each such person who received an annual salary in excess of $25,000 the maximum amounts paid or payable as salary and bonus payments for the fiscal year ended December 31, 1999.

       (d) Except as set forth on Schedule 4.14 to the Knowledge of the Seller there are no outstanding claims of any nature from any person who was an employee of either PGL or Teberebie and there are no amounts due to any person who was an employee of PGL or Teberebie.

       (e) PGL and Teberebie are in compliance with all currently applicable laws representing employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the Knowledge of the Seller, threatened against PGL or Teberebie before any governmental entity that overseas national labor relations.

4.15 Absence of Certain Changes or Events. Except as set forth on Schedule 4.15, since the Balance Sheet Date, neither PGL nor Teberebie has entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, neither PGL nor Teberebie has:

       (a) experienced any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

       (b) declared, set aside or paid any dividend or other distribution with respect to any Shares or any repurchase, redemption or other acquisition by PGL or Teberebie of any outstanding shares or other securities of, or other ownerships in, PGL or Teberebie;

       (c)    incurred any material obligation or liability for borrowed money;

       (d) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability other than liabilities reflected in the Current Audited Balance Sheet;

       (e) mortgaged, pledged or subjected to any material lien, charge or other encumbrance of any of their respective properties or assets;

       (f) suffered any material losses of personal or real property, whether insured or uninsured, and whether or not in the control of PGL or Teberebie, as the case may be, in excess of $100,000 in the aggregate, or waived any material rights;

       (g) made, or committed to make, any material changes in the compensation payable to any officer, director, employee or agent of PGL or Teberebie, or any bonus payment or similar arrangements made to or with any of such officers, directors, employees or agents or to any deferred compensation, severance, retirement or other similar agreement entered into with any director, officer, employee or agent of PGL or Teberebie (or any amendment to any such agreement) or granted any severance or termination pay to any director, officer, employee or agent of PGL or Teberebie, except as described in Schedule 4.15(g);

       (h) incurred capital expenditures in excess of $100,000 in the aggregate;

       (i) suffered any material adverse change in the consolidated results of operations, financial condition, assets, liabilities (whether absolute, accrued or contingent) or business of PGL and Teberebie taken as a whole;

       (j)    changed any method of accounting or accounting practice; or

       (k)    suffered any labor dispute.

4.16   Suppliers. Schedule 4.16 sets forth a true, correct and complete list of
       (a) the names and addresses of each of the suppliers of PGL and Teberebie which accounted for a dollar volume of purchases by PGL and Teberebie in excess of $100,000 for the fiscal year ended December 31, 1999, and (b) any recent sole source suppliers of significant goods or services, other than utilities, for any product with respect to which practical alternative sources of supply are not available on comparable terms and conditions, indicating the contractual arrangements for continued supply from each such supplier. Except as set forth on Schedule 4.16, (i) each of PGL and Teberebie has good relations with all of its suppliers, and
       (ii) neither PGL nor Teberebie is more than 30 days in arrears in any trade accounts payable or other payments owing to any supplier.

4.17 Maintenance of Property. All plant, machinery, vehicles and equipment owned or used by PGL or Teberebie were in good condition and in working order, were properly serviced and maintained on a regular basis by competent personnel and complied with appropriate safety regulations as at March 31, 2000. Each of PGL and Teberebie kept an up to date plant register of fixed assets and such register was complete and accurate as at March 31,2000 (the "PLANT REGISTER").

4.18 Prepayments and Deposits. Schedule 4.18 sets forth all prepayments and deposits, which have been received by PGL or Teberebie as of the date hereof, from customers for products to be shipped, or services to be performed, after the Closing Date.

4.19   Indebtedness to and from Officers and Directors. Except as set forth on
       Schedule 4.19, and except for inter-company indebtedness payable between PGI and Teberebie, neither PGL nor Teberebie is indebted, directly or indirectly, to any person who is an officer or director of any of the foregoing entities or any Affiliate (as defined below) of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Current Financial Statements, and no such officer, director, or Affiliate is indebted to PGL or Teberebie except for advances made to employees of PGL or Teberebie in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor. For purposes of this Agreement, the term "AFFILIATE" means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person.

4.20 Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any current law, rule or regulation which must be obtained or satisfied by PGL or Teberebie and which are necessary for the execution and delivery by the Seller of this Agreement or any documents to be executed and delivered by the Seller, PGL or Teberebie in connection herewith are set forth on Schedule 4.20 and have been, or prior to the Closing Date will be, obtained and satisfied.

4.21 Assets. Except as set forth on Schedule 4.21(a), subsequent to the Closing PGL and Teberebie will retain all assets used in their respective businesses, including, without limitation, the assets set forth in
       Schedule 4.21(b) free from any restriction, lien, charge, encumbrance, option, adverse claim or rights whatsoever, or otherwise is subject to any leasing or hire purchase or conditional purchase agreement.

4.22 Operation of Teberebie Mine. The Teberebie mine was operated from December 1, 1999 through December 31, 1999 substantially in accordance with the TGL mine plan described in the memorandum dated October 15, 1999 from Mr. R. Leonard to Mr. S. Kasnet, a copy of which has been delivered to the Buyer.

4.23 Cessation of Mining Activities. PGL and Teberebie ceased mining operations and the stacking of ore on the heaps as of January 1, 2000.

4.24   Environmental Matters

       (a) Except as set forth in Schedule 4.24 (a) Teberebie has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that do not and will not, in the aggregate, have a Material Adverse Effect. There is no pending or, to the Knowledge of the Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental entity or any third party, relating to any Environmental Law involving Teberebie or any of its current - or, to the Knowledge of the Seller, past - directors, officers, senior employees or the Teberebie mine, except for litigation, notices of violations, formal administrative proceedings, or investigations, inquiries or information requests that will not, in the aggregate, have a Material Adverse Affect or that may be reasonably expected to result in any material licences, permit or certificate being revoked, suspended or modified.

       (b) Set forth in Schedule 4.24(b) is a list of all environmental reports, investigations and audits (whether conducted by or on behalf of Teberebie) issued or conducted in the last two (2) years relating to the Teberebie leasehold or Teberebie operations. Complete copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer.

       (c) There are no liabilities of or relating to Teberebie whether vested or unvested, contingent or fixed, actual or potential which
              (i) arise under or relate to matters covered by Environmental Laws (including, without limitation, any matters disclosed or required to be disclosed in Schedule 4.24(a)) and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date that have had or may be reasonably expected to have a Material Adverse Effect.

       (d) For purposes of this Agreement the term "ENVIRONMENTAL LAW" means any law, statute, rule or regulation of the Government of Ghana or any of its agencies or subdivisions, in effect as of the Closing Date, relating to the environment, including any such laws, statutes, rules or regulations pertaining to (1) the treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or wastes, (2) groundwater and soil contamination, (3) the release into the environment of industrial, toxic or hazardous substances or wastes, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (4) underground and other storage tanks or vessels, abandoned, disposed of or discarded barrels, containers and other closed receptacles, and
              (5) the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste and (6) the protection and prevention of damage to the health, safety and welfare of any human or other living organism supported by the environment.

4.25 Disclaimer of Other Representations and Warranties. Except as expressly set forth in Section 3 and this Section 4, the Seller and PGI make no representation or warranty, express or implied, at law or in equity, in respect of the Intercompany Loans, PGL, Teberebie, or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

5      REPRESENTATIONS OF THE BUYER

       The Buyer represents and warrants to the Seller as follows:

5.1 Organization and Authority. The Buyer is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority (corporate and other) to own its properties, carry on its business as now being conducted, execute and deliver this Agreement and the agreements contemplated herein, and consummate the transactions contemplated hereby and thereby. Certified copies of the constitutional documents of the Buyer, as amended to date, have been previously delivered to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

5.2 Authorization. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's constitutional documents; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound. Schedule 5.2 sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer or by AGC of the transactions contemplated by this Agreement.

5.3 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

5.4 Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

5.5 Dealings with Officers and Directors. The Buyer has had no dealings with any of the officers or directors of PGL or Teberebie in connection with the transactions contemplated by this Agreement except to the extent that such officers or directors were made available to the Buyer by PGL or Teberebie for such purpose.

6      ACCESS TO INFORMATION; PUBLIC ANNOUNCEMENTS

6.1 Access to Management, Properties and Records. From the date of this Agreement until the Closing Date, the Seller shall (a) afford the officers, attorneys, accountants and other authorized representatives of the Buyer (including employees, officers, accountants and attorneys of Gold Fields (Ghana) Limited) free and full access upon reasonable notice and during normal business hours and in a manner that does not interfere with the normal business operations of PGL and Teberebie to all management personnel, employees, advisors, offices, properties, books and records of PGL and Teberebie, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of PGL and Teberebie, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records, (b) furnish to the Buyer such financial and operating data and other information as to the business of PGL and Teberebie as the Buyer shall reasonably request, and (c) instruct the employees, counsel and financial advisors of the Seller, PGL or Teberebie to cooperate with the Buyer in its investigation of PGL or Teberebie. No investigation by the Buyer or other information received by the Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller hereunder.

6.2 Confidentiality. The Buyer's rights under Section 6.1 are subject to the Confidentiality Agreement executed by AGC with respect to PGL and Teberebie and the transactions contemplated hereby (the "CONFIDENTIALITY AGREEMENT").

6.3 Public Announcements. Except as may be required by any applicable law or order or the rules of or any listing agreement with any securities exchange or regulatory body, the parties agree that prior to the Closing Date any and all general public announcements or other general public communications concerning this Agreement and the purchase and sale of the Shares by the Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Seller and the Buyer. To the extent it is able to do so, if any party is required by any applicable law or order or the rules of or any listing agreement with any securities exchange or regulatory body to make a general public announcement concerning this Agreement, it shall so inform all other parties hereto no less than 24 hours before such announcement is made.

7      PRE-CLOSING COVENANTS OF THE SELLER

       From and after the date hereof and until the Closing Date, subject to the letter agreement dated March 31, 2000 between AGC and PGI, the Seller agrees as follows:

7.1 Conduct of Business. Except as otherwise expressly agreed in Section 9 hereof:

       (a) PGL and Teberebie shall carry on their business diligently and substantially in the same manner as conducted in the months immediately preceding the Closing Date and otherwise in true and ordinary course and shall not make or institute any unusual or new methods of processing, purchase, sale, shipment or delivery, lease, management, accounting or operation, and shall not process, ship or deliver any quantity of gold which materially exceeds normal processing, shipment or delivery levels, except as agreed to in writing by the Buyer.

       (b) All of the property of PGL and Teberebie shall be used, operated, repaired and maintained in a normal business manner consistent with past practice, including, without exception, the replacement of crusher liners and maintenance of lubricants, hydraulics and conveyor belts.

       (c) The Seller, PGL and Teberebie shall not do anything that could reasonably be expected to lead to damage to or a reduction in the usefulness or efficiency of the assets of Teberebie, or cause any breach of Environmental Laws whether by act or omission.

7.2    Absence of Material Changes. Except as otherwise expressly agreed in
       Section 9 hereof, without the prior written consent of the Buyer, neither PGL nor Teberebie shall:

       (a)    take any action to amend its charter documents or bylaws;

       (b) issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

       (c) incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

       (d) declare or make any payment or distribution with respect to its stock or purchase or redeem any shares of its capital stock;

       (e) mortgage, pledge, or subject to any lien, charge or any other encumbrance any of their respective assets or properties;

       (f) sell, assign, lease or transfer any of its assets, except for inventory sold in the ordinary course of business and any Assets listed in Schedule 4.21(b) hereto;

       (g) cancel any debts or claims, except regularly scheduled debt payments and the debt set forth on Schedule 9.1;

       (h)    merge or consolidate with or into any corporation or other entity;

       (i) make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the ordinary course of business consistent with past practice;

       (j)    enter into any lease, contract, agreement or understanding;

       (k) materially reduce the level of crusher spares and reagent stocks at the Teberebie mine below the levels of September 30, 1999, except in the ordinary course of business;

       (l) incur any capital expenditures in excess of $100,000 in the aggregate;

       (m)    engage any new employee;

       (n) pass any resolution to wind up or to make and application for an administrative order;

       (o)    admit any person as a member;

       (p)    to lend any money or other assets;

       (q)    form any subsidiary; or

       (r)    commit or agree to do any of the foregoing in the future.

7.3 Representations and Warranties. The Seller will not, and will not permit PGL or Teberebie to, take or agree to commit to take any action that would make any representation or warranty of the Seller hereunder inaccurate at, or as of any time prior to, the Closing Date such that it would amount to a Material Adverse Effect.

7.4 Compliance with Laws. PGL and Teberebie will each comply with all laws and regulations that are applicable to it or to the conduct of its business and will perform and comply with all contracts, commitments and obligations by which it is bound.

7.5 Notice of Developments and Breach. The Seller shall give prompt written notice to the Buyer of any development causing a breach of any of its representations or warranties in Sections 3 and 4 which would or may reasonably be expected to have a Material Adverse Effect. No disclosure by the Seller pursuant to this Section 7.5 shall be deemed to prevent or cure any misrepresentation or breach of warranty.

7.6 If at any time before the Closing Date the Buyer becomes aware (whether pursuant to Section 7.5 or otherwise) of any development causing a breach of any of the representations or warranties in Section 3 and 4 which would or may reasonably be expected to have a Material Adverse Effect, then the Buyer may in its absolute discretion:

       (a) proceed to Closing in accordance with the terms of this Agreement, after notification to the Seller and PGI of such breach provided that the Buyer shall retain the right to claim all amounts to which it would be entitled as a result of the breach by the Seller or PGI of its representations or warranties; or

       (b)    terminate this Agreement pursuant to Section 15.4.

7.7 FURTHER ASSURANCES. The Seller and PGI will use their reasonable best efforts to take all action and do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

7.8 ACCESS. The Seller shall permit agents of the Buyer or of Gold Fields (Ghana) Limited access to the facilities of PGL and Teberebie, upon reasonable notice and during normal business hours, for the purpose of ensuring that the business of PGL and Teberebie is carried on in accordance with the provisions of Section 7.1 above.

8      PRE-CLOSING COVENANTS OF THE BUYER

       From and after the date hereof and until the Closing Date:

8.1 NOTICE OF DEVELOPMENTS. The Buyer shall give prompt written notice to the Seller of any development causing a breach of any of its representations and warranties in Section 5 which would create or would reasonably be expected to create a liability on the Buyer of $100,000 or more. No disclosure by the Buyer pursuant to this Section 8.1 shall be deemed to prevent or cure any misrepresentation or breach of warranty.

8.2 FURTHER ASSURANCES. The Buyer will use its reasonable best efforts to take all action and do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

9      CONDITIONS TO OBLIGATIONS OF THE BUYER

       The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the
       Buyer:

9.1 REPAYMENT OR SATISFACTION OF DEBT. The Seller shall have, or shall have caused PGL to have, repaid or otherwise satisfied all of the outstanding debt of Teberebie and PGL except for the debt set forth on Schedule 9.1 and the Intercompany Loans.

9.2 RELEASE OR REPAYMENT OF DEBT. All debt owed by PGL or Teberebie to Seller and its Affiliates, shall have been repaid or cancelled except for the debt set forth in Schedule 9.2 and the Intercompany Loans.

9.3 PAYMENT OF OTHER CREDITORS. The Seller shall have, or shall have caused PGL and TGL to have, paid or resolved all other debts owing to creditors of PGL or Teberebie.

9.4 EMPLOYEE MATTERS. The Seller shall have implemented and funded the plan with respect to the current employees of Teberebie or PGL such that there are no outstanding claims against Teberebie or PGL by any employees (past or present) of Teberebie or PGL, as the case may be, and there are no amounts due to any such persons from Teberebie or PGL, except as set forth on Schedule 4.8.

9.5 SKANDINAVISKA ENSKILDA BANKEN ("SEB") The Buyer and TGL shall have agreed with SEB on terms acceptable to the Buyer (a) amendments to Credit Agreement; (b) the release of security held by SEB over certain of TGL's assets; (c) the grant by TGL of new security to SEB over certain assets of TGL.

9.6 RESOLUTION OF CLAIMS. Except as set forth in Schedule 9.6, the Seller shall have resolved and satisfied all claims and demands relating to or against PGL or Teberebie on or prior to the Closing Date.

9.7 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PGI. COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Seller (other than the representations and warranties regarding the physical condition of the Teberebie mine which are deemed to have been made as of March 31, 2000) and PGI shall be true in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Buyer. The Seller, PGL and Teberebie and PGI shall have performed and complied in all respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing.

9.8 CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of the Seller to authorize or carry out this Agreement shall have been taken.

9.9 GOVERNMENTAL APPROVALS. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller, PGL, Teberebie or PGI of the transactions contemplated by this Agreement and the agreement between AGC and Gold Fields Ghana Limited dated 1 October 1999 and the operation of the business of PGL and Teberebie by the Buyer shall have consented to, authorized, permitted or approved such transactions (including, for the avoidance of doubt, any golden share or special rights share held by the Government of Ghana or any subdivision thereof). Without limiting the generality of the foregoing, the Government of Ghana and all appropriate agencies and subdivisions thereof shall have provided any and all necessary approvals in connection with the transactions contemplated hereby and by the agreement between AGC and Gold Fields Ghana Limited dated 1 October 1999, including consent to the transfer of ownership of Teberebie as the entity holding the right to mine the Teberebie concession and all associated permits, authorizations and approvals.

9.10 CONSENT OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Seller, PGL, Teberebie and PGI shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Sellers, PGL and Teberebie to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 4.4.

9.11 ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own the Shares or to own or operate the business of PGL and Teberebie after the Closing or which might affect the rights of the Buyer to own the Intercompany Loans.

9.12 COMPLIANCE. Teberebie and PGL shall have complied in all material respects with all regulations, rules authorizations and directives in connection with and related to the mining activities of Teberebie, except to the extent that any non compliance will not, in the aggregate, have a Material Adverse Effect.

9.13 CONSENT OF THE GOVERNMENT OF GHANA AS SHAREHOLDER. The Buyer shall have received, on or prior to the Closing Date, a written agreement from the Government of Ghana, as owner of 10% of the issued and outstanding shares of Teberebie, to the planned transfer of certain assets of Teberebie to Gold Fields (Ghana) Limited subsequent to the Closing Date.

9.14 CONSENT OF AGC'S LENDERS. AGC shall have received all requisite consents and approvals of lenders and hedge counterparties whose consent or approval is required in order for AGC to consummate the transactions contemplated by this Agreement.

9.15 AGREEMENT WITH LENDERS OF GHANAIAN-AUSTRALIAN GOLDFIELDS LIMITED. Written agreement (on terms acceptable to AGC) with the shareholders of and lenders to its subsidiary, Ghanaian-Australian Goldfields Limited ("GAG") on the terms on which GAG's borrowings are to be rescheduled and the terms on which GAG will agree to process ore to be mined from PGL's Teberebie Mine

9.16 PERFORMANCE BY THE SELLER AND PGI. At the Closing, each of the Seller, PGL and PGI shall have delivered to the Buyer a certificate, signed by an authorized officer, as to its compliance with Sections 9.1 through 9.12 hereof, as applicable.

9.17   CLOSING DELIVERIES.  At or prior to the Closing the Seller shall

       (a) deliver such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

              (i) the share certificates representing the Shares accompanied by duly executed share transfer forms in a manner directed by the Buyer in accordance with Section 1.1 of this Agreement;

              (ii) certificates of the Secretary of PGL attesting to the incumbency of PGL's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the constitutional documents of PGL delivered pursuant to Section 4.1;

              (iii) a certificate signed by the Chief Executive Officer of the Seller to the forgoing effect.

              (iv) the original register of members, corporate minute and other statutory books, share certificate books, the certificate of incorporation and constitutional documents of PGL and Teberebie and all corporate seals and other corporate records and books;

              (v)    a cross receipt executed by the Buyer and the Seller;

              (vi)   the Plant Register;

              (vii) pay to the Buyer an amount equal to the accrued interest from 1 February 2000 to 31 March 2000 due from Teberebie to Skandinaviska Enskilda Banken pursuant to the Credit Agreement by wire transfer of immediately available funds to an account designated by the Buyer; and

              (viii) if applicable, pay to the Buyer accounts payable and royalties payable net of the mutually agreed upon settlement amount on bank balances and receivables, each converted at mutually agreed upon exchange rates, and bullion inventory, all at March 31, 2000.

       (b) cause the transfers mentioned in Section 9.17(a)(i) to be resolved to be registered by procuring the passing by the directors of PGL of resolutions including:

              (i) approving the transfers mentioned in Section 9.17(a)(i) and resolving that they be registered, new share certificates be prepared and executed and the names of the new shareholders be entered in PGL's register of members;

              (ii) approving the appointment of new directors and the new secretary pursuant to Section 9.17(c) and the new auditors; and

              (iii) approving the resignations pursuant to Section 9.17(d) and 9.16(f);

       (c) cause such persons who consent to act as may be notified by the Buyer to the Seller prior to the Closing Date to be validly appointed as additional directors and Secretary of PGL and/or Teberebie, as the case may be, with effect from the Closing;

       (d) on the appointment referred to in Section 9.17(c) being made, cause all existing directors and the secretary of PGL and Teberebie to cease to be directors and the secretary (as the case may be) and further cause all such persons to deliver to the Buyer their written resignations of their respective offices and letters (executed as deeds) acknowledging that they have no claim as to any compensation for loss of office or otherwise howsoever including redundancy and unfair dismissal;

       (e) if the Buyer so requests, procure that each of the persons named in Section 9.17(d) concur with PGL and/or Teberebie in taking such action as the Buyer may consider necessary to preclude such person from making a complaint to or putting proceedings before a court of law or an industrial tribunal in respect of the termination of his contract of employment ; and

       (f) procure the Auditors shall resign their office as auditors of PGL and Teberebie by depositing their written notice of resignation at the respective registered office in accordance with the laws applicable in the jurisdiction of incorporation of PGL and Teberebie. At Closing PGI shall deliver an assignment of the Intercompany Loans on terms acceptable to the Buyer.

10     RESOLUTIONS AND WAIVERS.

       The Seller shall pass a resolution waiving (and shall procure the waiver by its nominees of) all rights of pre-emption which it (or such nominees) may have (whether under PGL's articles of association or otherwise) in respect of the transfer to the Buyer (or its nominees) of the Shares or any of them and shall cause the resolutions to be filed with the local registry in Guernsey within 21 days of Closing.

11     CONDITIONS TO OBLIGATIONS OF THE SELLER

       The obligations of the Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the
       Seller:

11.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE BUYER; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Seller. The Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

11.2 CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

11.3 GOVERNMENTAL APPROVALS. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

11.4 CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Buyer and AGC shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer or AGC to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on
       Schedule 5.2.

11.5 ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Shares.

11.6 RECOGNITION AGREEMENT. The Buyer shall have delivered to the Seller a written agreement executed by Barclays Capital and Chase Manhattan Bank (as lead arrangers to the AGC group) and from AGC's hedge counterparties which acknowledges the existence of this Agreement and the obligations of the Buyer to make certain ongoing payments to the Seller pursuant to
       Section 2.3 of this Agreement and the obligations of AGC under this Agreement.

11.7 PERFORMANCE BY THE BUYER. At the Closing, the Buyer shall have delivered to the Seller a certificate signed by an authorized officer of the Buyer as to its compliance with Sections 11.1 through 11.6.

11.8 CLOSING DELIVERIES. The Seller shall have received at or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

       (a) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents and by-laws delivered pursuant to Section 5.1;

       (b) a certificate signed by the Chief Executive Officer of the Buyer to the forgoing effect;

       (c) payment of the Share Purchase Price and the cash portion of the Base Purchase Price to be paid at the Closing in accordance with Sections 1.3 and 2.3; and

       (d) Promissory Note. The Buyer shall have delivered a promissory note in the form attached hereto as Exhibit A;

       (e)    a cross receipt executed by the Buyer and the Seller;

       (f) if applicable, pay to the Seller the mutually agreed upon settlement amounts on bank balances and receivables, each converted at mutually agreed upon exchange rates, and bullion inventory, net of accounts payable and royalties payable, all at March 31, 2000; and

       (g) pay to the Seller a mutually agreed upon for the gold bullion produced at the Teberebie mine from March 31, 2000 through the Closing Date.

12 BEST EFFORTS OF THE BUYER AND THE SELLER. THE PARTIES SHALL USE THEIR BEST EFFORTS TO ENSURE THAT:

       (a) the Buyer's Accountants shall be appointed as auditors of PGL and Teberebie in place of the Auditors;

       (b) the existing bank mandate in force relating to Teberebie and PGL shall be altered (in such a manner as the Buyer shall require at the Closing).

       (c) the current accounting reference period of each of Teberebie and PGL shall be altered so as to end on December 31; and

       (d) the registered offices of PGL and Teberebie shall be changed to the Legis Group, 1 Le Marchant Street, PO Box 186, St. Peter Port, Guernsey, Channel Islands and Gold House, Patrice Lumumba Road, Accra, Ghana respectively.

13     POST-CLOSING COVENANT OF THE BUYER AND SELLER.

13.1 HOLDING OF SHARES IN TRUST. To the extent that the transfer of the Shares is not completed at the Closing, the Seller hereby declares that for so long as it or its nominees remain the registered holder of any of the Shares after Closing, it will or will procure that its nominees (as the case may be) will:

       (a) hold the Shares and the dividends and other distributions of profit or surplus or other assets declared, paid or made in respect of them after Closing and all rights arising out of or in connection with them in trust for the Buyer and its successors in title; and

       (b) deal with and dispose of the Shares and all dividends, distributions and rights as are described in (a) above as the Buyer or any successor may direct.

13.2 VOTING OF SHARES. If so requested by the Buyer or any successor, the Seller shall:

       (a) vote at all meetings which it or its nominees shall be entitled to attend as the registered holder of the Shares in such manner as the Buyer or any successor may direct;

       (b) execute all instruments of proxy or other documents which the Buyer may reasonably require and which may be necessary or desirable or convenient to enable the Buyer or any successor or their respective representatives to attend and vote at any such meeting.

13.3 POWER OF ATTORNEY. The Seller hereby appoints the Buyer as its lawful attorney for the purpose of receiving notices of and attending and voting at all meetings of the members of PGL from Closing to the day on which the Buyer or its nominees is entered in the register of members of PGL as the holder of the Shares. For such purposes, the Seller hereby authorizes:

       (a) PGL to send any notices in respect of its holding of Shares to the Buyer;

       (b) the Buyer to complete in such manner as it thinks fit and return proxy cards, consents to short notice and any other documents required to be signed by it in its capacity as a member.

13.4 Operation of the Teberebie Mine. During the period from the Closing Date until March 31, 2006, Buyer agrees to make reasonable efforts to mine and process ore at the Teberebie minesite in a manner designed to produce and ship at least 37,500 ounces of gold per calendar quarter.

13.5   FINANCIAL STATEMENTS OF BUYER; NOTICE OF MATERIAL ADVERSE CHANGE IN
       CONDITION

       (a) In the event that the Buyer is no longer obligated by law or the rules of any securities exchange to make public its financial results, the Buyer will provide copies of its financial statements to the Seller on a semi-annual basis through March 31, 2006.

       (b) In the event that the Buyer experiences a material adverse change in its financial condition or operations after Closing, it will as soon as practicable thereafter inform the Seller in writing of such change.

13.6   COVENANT RELATING TO TAX

       The Seller hereby agrees to pay to the Buyer an amount equal to any Tax (which has not been paid in full prior to Closing) which is payable by PGL or Teberebie as a result of, or by reference to, any event, occurrence, transactions, act or omission on or before Closing notwithstanding any disclosure contained in Schedule 4.9.

13.7   RECLAMATION OBLIGATIONS

       The Buyer hereby undertakes to the Seller to procure that Teberebie shall undertake the reclamation obligations.

13.8   ACCESS TO EQUIPMENT

       The Buyer hereby agrees that for a period of ninety (90) days from the Closing Date, Caterpillar Financial Services Corporation ("CATERPILLAR") shall be entitled to keep certain of the equipment and spare parts listed on Schedule 4.21(a) (the "CATERPILLAR EQUIPMENT") at the workshop and workshop yard areas, temporary marshalling yard at the East Crusher Stockpile and the warehouse facility on the Teberebie mine site. The Seller has informed the Buyer that it has an agreement with Caterpillar pursuant to which Caterpillar or its authorized agents will remove the Caterpillar Equipment from the mine site during this period. During this ninety (90) day period, the Seller, or unless otherwise agreed, Caterpillar hereby agrees to provide the necessary security services to protect the Caterpillar Equipment from damage or unauthorized usage or removal. Further, the Buyer agrees to permit Caterpillar or its authorized agents, following reasonable prior notice, access to the 100 ton Grove crane (which should only be available for thirty (30) days from the Closing Date), 18 ton Gall tone crane, forklift MO2, Isuzu mine service truck T25 and mine service pickup truck P70 to disassemble certain of the Caterpillar Equipment and remove all of the Caterpillar Equipment from the mine site at times to be agreed upon among the Buyer, the Seller and Caterpillar. The Buyer, PGL or Teberebie shall not be responsible for any damage to the Caterpillar Equipment however caused.

14     INDEMNIFICATION

14.1   (a)    By the Seller. After the Closing, subject to Section 14.5, the
              Seller shall indemnify and hold harmless the Buyer from and against all claims, damages, losses, liabilities, costs and expenses of any nature whatsoever after application of available insurance and tax benefits (including, without limitation, settlement costs, reasonable expenses of investigating any potential Losses (as defined below) and any legal expenses in connection with defending any actions) in connection with any suit or proceeding (collectively, the "LOSSES") in connection with each and all of the following:

              (i) any misrepresentation or breach of any representation or warranty made by the Seller or PGI in this Agreement;

              (ii) any breach of any covenant, agreement or obligation of the Seller or PGI contained in this Agreement, which breach has not been cured within 30 days after notice from the Buyer; and

              (iii) any misrepresentation contained in any certificate or schedule furnished by the Seller pursuant to this Agreement.

              (iv)   any of the actions, suits or proceedings set forth in
                     Schedule 4.8 and any other action, suit or proceeding arising out of or relating to the subject of any such actions, suits or proceedings.

       (b) BY THE BUYER. After the Closing, subject to Section 14.5, the Buyer shall indemnify and hold harmless the Seller from and against all Losses in connection with each and all of the following:

              (i) any misrepresentation or breach of any representation or warranty made by the Buyer in this Agreement;

              (ii) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement, which breach has not been cured within 30 days after notice from the Buyer;

              (iii) any misrepresentation contained in any certificate or schedule furnished by the Buyer pursuant to this Agreement.

14.2 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Section 14, the party asserting the claim (the "INDEMNIFIED PARTY") shall promptly notify the other party (the "INDEMNIFYING PARTY") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 14.3 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in Section 14.3.

14.3 DEFENSE BY THE INDEMNIFYING PARTY. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at the expense of the Indemnifying Party. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

14.4 SURVIVAL OF REPRESENTATIONS; CLAIMS FOR INDEMNIFICATION. All representations and warranties made by the Seller or the Buyer in this Agreement shall expire on the second anniversary of the Closing Date, except in respect of claims, if any, (a) asserted in writing prior to such second anniversary identified as a claim for indemnification pursuant to this Section 14, or (b) which are based upon fraud by the Seller or the Buyer, as the case may be, which shall survive until finally resolved and satisfied in full, provided that the agreements, representation and warranties contained in Section 4.9 and 4.24 shall survive until the expiry of 5 years from the Closing Date.

14.5 THRESHOLD AMOUNT; LIMITATIONS. Neither party which is an Indemnifying Party hereunder shall be required to indemnify, defend or hold harmless the other party which is an Indemnified Party from and against any Losses under Section 14.1 with respect to any breach of any representation, warranty, covenant or agreement hereunder unless and until the amount of such Losses exceeds $100,000 in the aggregate (the "THRESHOLD AMOUNT") and shall only be obligated to indemnify the Indemnified Party with respect to amounts in excess of the Threshold Amount up to a maximum aggregate indemnity limit of $23.8 million. The Indemnifying Party shall pay the Indemnified Party up to $5,000,000 at the Closing Date and that shall increase (a) to $7,500,000 on March 31, 2001, (b) to $10,000,000 on
       March 31, 2002, (c) to $13,000,000 on March 31, 2003, (d) to $16,750,000
       on March 31, 2004, and (e) to $18,800,000 on March 31, 2005 and any
       additional amounts equal to the Supplemental Payments made to the Seller by the Buyer up to each of those dates. Amounts due to the Indemnified Party shall be paid up to the maximum aggregate indemnity limit in accordance with the schedule above and without regard to the date such claim for indemnification is made. In determining whether and to what extent the Threshold Amount has been exceeded, only individual Losses, or related series of Losses, of $10,000 or greater in magnitude shall be counted.

14.6 EXCLUSIVE REMEDY. If the Closing occurs, (a) Buyer's exclusive remedy for Losses with respect to any breach by Seller of any representation, warranty, covenant or agreement hereunder shall be the indemnification provided by this Section 14, and Buyer expressly waives any other rights or remedies it may have, and (b) Seller's exclusive remedy for Losses with respect to any breach by Buyer of any representation, warranty, covenant or agreement hereunder shall be the indemnification provided by this Section 14, and Seller expressly waives any other rights or remedies it may have; provided, however, that equitable relief, including the remedies of specific performance and injunction, shall be available to both parties hereto with respect to any actual or attempted breach of this Agreement occurring before the Closing or with respect to the breach of any covenant to be performed after the Closing.

15     TERMINATION OF AGREEMENT

15.1 TERMINATION BY LAPSE OF TIME. This Agreement shall terminate at 5:00 p.m., Boston Time, on May 26, 2000 if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Seller and the Buyer to a date which is no later than June 30, 2000.

15.2 TERMINATION BY AGREEMENT OF THE PARTIES. This Agreement may be terminated by the mutual written agreement of the parties hereto at any time prior to the Closing.

15.3 TERMINATION BY REASON OF BREACH. This Agreement may be terminated by the Seller, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform in any respect any condition or obligation hereunder provided that such breach or failure would reasonably be expected to create a liability of $100,000 or more, the Seller has notified the Buyer of the breach, and the breach has continued without cure for the lesser of 15 days after receipt of notice and the number of days prior to the Closing. This Agreement may be terminated by the Buyer, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Seller, PGL or Teberebie or the failure of the Seller, PGL or Teberebie to perform in any respect any condition or obligation hereunder provided that such breach or failure would amount to a Material Adverse Effect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for the lesser of 15 days after receipt of notice and the number of days prior to the Closing (such a breach by the Seller, PGL or Teberebie shall be referred to herein as a "PRE-CLOSING BREACH").

15.4 TERMINATION BY THE BUYER. The Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller has given the Buyer any notice pursuant to Section 7.5.

15.5 EFFECT OF TERMINATION. If either party terminates this Agreement pursuant to this Section 15, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the obligations of the Buyer under the Confidentiality Agreement shall continue in accordance with the terms thereof.

16     DISPUTE RESOLUTION

16.1 GENERAL. In the event that any dispute should arise between the parties hereto with respect to any matter covered by this Agreement, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 16.

16.2 CONSENT OF THE PARTIES. In the event of any dispute between the parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with Section 16.3.

16.3   ARBITRATION

       (a) Either the Buyer or the Seller may submit any matter referred to in Section 16.2 hereof to arbitration by notifying the other party hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer and the Seller shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

       (b) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Seller shall meet, at which time the Buyer and the Seller shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

       (c) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Seller. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

       (d) The arbitrator shall use his or her best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

       (e) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

       (f) Any arbitration pursuant to this section 16.3 shall be conducted in New York, New York, U.S.A. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for purposes of the enforcement of any arbitration award.

17     BROKERS

17.1 FOR THE SELLER. The Seller represents and warrants that, other than Salomon Smith Barney, Inc., no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Seller agrees to pay all fees, expenses and other compensation owed by it or PGI to Salomon Smith Barney, Inc. The Seller agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller.

17.2 FOR THE BUYER. The Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Buyer agrees to indemnify and hold harmless the Seller against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

18     GUARANTEES

18.1 CONSIDERATION. In consideration of the Buyer entering into this Agreement, PGI hereby irrevocably and unconditionally guarantees to the Buyer the due and punctual observance and performance by the Seller of its obligations under this Agreement.

18.2 DURATION. The Guarantee referred to in Section 18.1 is a continuing guarantee and shall remain in full force and effect until the Seller has performed and discharged all of its obligations under this Agreement, and the liability of PGI as guarantor shall not be affected by any concession, time, indulgence or release granted by the Buyer nor shall any other dealing, operate to discharge or limit that liability.

18.3 ENFORCEABILITY. PGI's obligation under Section 18.1 is a principal obligation and is not ancillary or collateral to any other obligation, and may be enforced by the Buyer (irrespective of any legal limitation, disability, liquidation or other incapacity on the part of the Seller or any disclaimer by a liquidator or a trustee in bankruptcy of the Seller) against PGI without the Buyer being required to maintain an action against the Seller.

18.4 WARRANTY. PGI hereby warrants and represents that it is a corporation duly organized and validly existing under the laws of Delaware and has all requisite power and authority to enter into, execute and deliver this Agreement and to comply with the terms of this Agreement.

18.5 SUBROGATION. PGI irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment under
       Section 18.1 to be subrogated to the rights of the payee against the Seller with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Seller in respect thereof.

18.6 CONSIDERATION. In consideration of the Seller entering into this Agreement, AGC hereby irrevocably and unconditionally guarantees to the Seller the due and punctual observance and performance by the Buyer of its obligations under this Agreement provided that the aggregate liability of AGC pursuant to this guarantee shall not exceed $7,000,000.

18.7 DURATION. The Guarantee referred to in Section 18.6 is a continuing guarantee and shall remain in full force and effect until the Buyer has performed and discharged all of its obligations under this Agreement, and the liability of AGC as guarantor shall not be affected by any concession, time, indulgence or release granted by the Seller nor shall any other dealing, operate to discharge or limit that liability.

18.8 ENFORCEABILITY. AGC's obligation under Section 18.6 is a principal obligation and is not ancillary or collateral to any other obligation, and may be enforced by the Seller (irrespective of any legal limitation, disability, liquidation or other incapacity on the part of the Seller or any disclaimer by a liquidator or a trustee in bankruptcy of the Seller) against AGC without the Seller being required to maintain an action against the Seller.

18.9 WARRANTY. AGC hereby warrants and represents that it is a corporation duly organized and validly existing under the laws of Ghana and has all requisite power and authority to enter into, execute and deliver this Agreement and to comply with the terms of this Agreement.

18.10 SUBROGATION. AGC irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment under
       Section 18.6 to be subrogated to the rights of the payee against the Buyer with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Buyer in respect thereof.

18.11 AGC agrees that if its proposed sale of a 50% interest in its Geita mine is completed, it will approach its lending and hedge banks with a request that the guarantee given by AGC pursuant to this Agreement shall be increased from $7,000,000 to an amount equal to that which is due from the Buyer to the Seller from time to time under this Agreement.

19     NOTICES

       Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telecopier, telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

       To the Buyer or AGC:        Kweku Awotwi
                                   C/o Ashanti Goldfields Company Limited
                                   Gold House
                                   Patrice Lumumba Road, Roman Ridge
                                   P.O. Box 2665,
                                   Accra, Ghana
                                   Telecopier:       00 233 21 776 501

       With a copy to:             The Company Secretary
                                   Ashanti Goldfields Company Limited
                                   Gold House
                                   Patrice Lumumba Road, Roman Ridge
                                   P.O. Box 2665
                                   Accra, Ghana
                                   Telecopier:       00 233 21 778 155

       To the Seller:              Stephen G. Kasnet
                                   The Pioneer Group, Inc.
                                   60 State Street
                                   Boston, MA  02109  USA
                                   Telecopier:       001 617 422 4289

       With a copy to:             Robert P. Nault, Esq.
                                   General Counsel
                                   The Pioneer Group, Inc.
                                   60 State Street
                                   Boston, MA  02109  USA
                                   Telecopier: +1-617-422-4293

                                   David M. Ayres, Esq.
                                   Brobeck Hale and Dorr
                                   Hasilwood House
                                   60 Bishopsgate
                                   London EC2N 4AJ
                                   England
                                   Telecopier:  +44-20-7638-5888

       Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) three business days after being sent, if sent by registered or certified mail, or (c) upon receipt of confirmation of transmission, if sent by telecopier.

20     SUCCESSORS AND ASSIGNS

       This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Seller and PGI , on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Seller and PGI from any obligation or liability under this Agreement.

21     ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

       (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Seller may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

       (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

22     SEVERABILITY

       Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

23     EXPENSES

       Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Seller, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. In no event will any of the fees or expenses incurred in connection with this transaction by the Seller, including, without limitation, the fees and expenses of counsel to the Seller, be billed to or paid by PGL or Teberebie. The Seller shall be responsible for payment of all sales or transfer taxes arising out of the conveyance of the Shares owned by the Seller.

24     GOVERNING LAW

       This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

25     JURISDICTION; SERVICE OF PROCESS

       Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York or in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

26     SECTION HEADINGS

       The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

27     COUNTERPARTS

       This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                      AGC:

                      ASHANTI GOLDFIELDS

                      COMPANY LIMITED

                      By: /s/ T.S. Schultz
                         -----------------------------------
                      Name:      T.S. SHULTZ
                      Title:   CHIEF OPERATING OFFICER



                      BUYER:

                      ASHANTI GOLDFIELDS TEBEREBIE LIMITED

                      By: /s/ Kweku Awotwi
                         ------------------------------------
                      Name:   KWEKU AWOTWI
                      Title:  MANAGING DIRECTOR, NEW BUSINESS




                      SELLER:

                      PIONEER GOLDFIELDS II LIMITED

                      By: /s/ John F. Cogan
                         ----------------------------------
                      Name:    JOHN F. COGAN
                      Title:   PRESIDENT


                      PGI:

                      THE PIONEER GROUP, INC

                      By: /s/ John F. Cogan
                         ----------------------------------
                      Name:    JOHN F. COGAN
                      Title:   CEO AND PRESIDENT

                                                                       EXHIBIT A

        Form of Promissory Note from Ashanti Goldfields Company Limited to Pioneer Goldfields II Limited

                        SELLER SCHEDULES UNDER SECTION 4
                         OF THE STOCK PURCHASE AGREEMENT

         Any information disclosed in any Schedule shall be deemed to have been disclosed in each other Schedule where such disclosure is required, provided that the information shall be deemed disclosed only to the extent that it is actually disclosed in the Schedules and not merely referred to or contained in a document referred to in the Schedules.


                          SCHEDULE 4.1 -- ORGANIZATION

None.

                          SCHEDULE 4.3 -- SUBSIDIARIES

(b)    Teberebie Goldfields Limited ("Teberebie")

       (i) AUTHORIZED CAPITAL: 9,000,000 Class A Ordinary Shares, no par value per share, and 1,000,000 Class B Ordinary Shares, no par value per share. ISSUED AND OUTSTANDING CAPITAL: 1,860,000 Class A Ordinary Shares issued to PGL and 206,667 Class B Ordinary Shares issued to the Government of the Republic of Ghana

       (ii) DIRECTORS: John F. Cogan, Jr., William E. Fugar, Stephen G. Kasnet, Mariam Khaldi, Roger K. Leonard

              OFFICERS: John F. Cogan, Jr. - Chairman, Roger K. Leonard - Managing Director, Fugar & Co. - Secretary

       (iii) No qualifications or licenses to do business as a foreign corporation.

(c) Covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options or adverse claims or rights whatsoever with respect to outstanding shares of capital stock of Teberebie are as follows:

       (i) According to the 1986 Minerals and Mining Law, "Where a mineral right is for reconnaissance, prospecting or mining of minerals, the Government shall acquire a ten per cent interest in the rights and obligations of such mineral operations in respect of which no financial contribution shall be paid by Government." The Ghanaian government maintains a 10% interest in Teberebie. In order to give effect to these provisions in the 1986 Minerals and Mining Law, the Deed of Warranty, Confirmation and Conditions dated December 3, 1987 issued to Teberebie requires that: "If there should be any further increase in the number of issued shares, the Company shall immediately cede and add to the "B" shares of the Government, 10%
              of any such increase in the issued shares. . . . The Class "B"
              shares of the Government shall be maintained and assured to be always equal to 10% of the total of issued ordinary shares in the Company that is to say 10% of the total Class A and B shares issued."

       (ii) According to the 1986 Minerals and Mining Law, "A company which is the holder of a mining lease shall not without the prior consent in writing of the Secretary -

           a) register the transfer of any equity share or shares in the company to any particular person or a nominee of such person; or

           b) enter into an agreement, arrangement, or understanding, (whether enforceable as a legal right or not) with any particular person.

              Upon an application duly made to him the Secretary shall give his consent if he considers that the public interest would not be prejudiced by the change of control of the company." Any change in control of Teberebie requires the permission of the Secretary of the Minerals Commission.

       (iv)   None.

(e) With respect to Teberebie, any treasury stock; any outstanding options, warrants or other rights with respect to its capital stock; securities convertible into or exchangeable for shares of its capital stock; or any other commitments to issue stock, options, warrants or other securities; or any obligations of PGL or Teberebie to repurchase, redeem or otherwise acquire any outstanding securities of Teberebie are as follows:

       (i) According to the 1986 Minerals and Mining Law, "The Government shall have the option to acquire on such terms as shall be agreed upon between the holder of a mining lease and the Government a further twenty per cent interest in the rights an obligations in any mining operations where any mineral is discovered in commercial quantities", the Ghanaian government has the option to purchase an additional 20% share in Teberebie for consideration. According to a letter to Teberebie dated April 28, 1999, the Ghanaian government asserts that it has no present intention to exercise this option.

       (ii) According to the 1986 Minerals and Mining Law, "Where a mineral right is for reconnaissance, prospecting or mining of minerals, the Government shall acquire a ten per cent interest in the rights and obligations of such mineral operations in respect of which no financial contribution shall be paid by Government." The Ghanaian government maintains a 10% interest in Teberebie. In order to give effect to these provisions in the 1986 Minerals and Mining Law, the Deed of Warranty, Confirmation and Conditions dated December 3, 1987 issued to Teberebie requires that: "If there should be any further increase in the number of issued shares, the Company shall immediately cede and add to the "B" shares of the Government, 10%
              of any such increase in the issued shares. . . . The Class "B"
              shares of the Government shall be maintained and assured to be always equal to 10% of the total of issued ordinary shares in the Company that is to say 10% of the total Class A and B shares issued."

       (iii) According to the Minerals and Mining (Amendment) Act of 1994, "The Government shall have the option by notice in writing to a mining company to acquire at any time a special share by whatever name called in the company for no consideration or for such consideration as the Government and the company shall agree. . . . A special share shall constitute a separate class of shares and shall have such rights as shall be agreed between the Government and the company, but in the absence of such agreement shall have the following rights -- . . . (a) the special share shall be a preference share and shall carry no right to vote but the holder shall be entitled to receive notice of and to attend and speak at any general meeting of the members or any separate meeting of the holders of any class of shares; (b) the special share may only be issued to, held by or transferred to the Minister or any other Minister of the Government or any person acting on behalf of the Government and authorised in writing by the Minister; (c) on a return of assets in a winding up or liquidation of the company, the holder of the special share shall be entitled to the sum of one thousand cedis in priority to any payment to other members, but the special share shall confer no further right to participate in the profits or assets of the company; (d) the holder of the special share may require the company to redeem the special share at any time in consideration of the payment to the holder of one thousand cedis; (e) each of the following matters shall be deemed to be a variation of the rights attaching to a special share and shall accordingly be effective only with the written consent of the holder of the special share - (i) any amendment to or removal of any provision in the regulations, bye-laws, articles of association, or other equivalent document regulating the company which reflect or further the intention of all or any of the provisions of this section or of sections 60 to 60H of this Law; (ii) the voluntary winding-up or voluntary liquidation of the company; (iii) the disposal of any mining lease granted under this Law or of the whole or a material part of the assets of the company."

                          SCHEDULE 4.4 - AUTHORIZATION

The execution, delivery and performance by the Seller of the Agreement and the consummation of the transactions contemplated thereby, will not, with or without the giving of notice or the passage of time or both:

(a) Violate the provisions of any current law, rule or regulation applicable to PGL, Teberebie or the Seller, except that according to the Minerals and Mining (Amendment) Act of 1994, "A person shall not cease to be a shareholder controller or a majority shareholder controller or an indirect controller of a mining company unless he has first given to the Minister a written notice of his intention to cease to be such a controller of the mining company." The Seller and PGL must notify the Minister of any intended sale.

(b)    None.

(c)    None.

(d) Conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of PGL or Teberebie pursuant to any indenture, mortgage, deed of trust or other instrument or agreement to which PGL or Teberebie is a party or by which PGL or Teberebie or any of their properties is or may be bound (except if no Material Adverse Effect would occur) or on the ability of the parties to consummate the transactions contemplated by the Agreement, except that:

       (i) The two credit facilities of PGI contain restrictions on the disposition of significant assets; therefore, PGI obtained the consent of the respective lenders in order to consummate the transactions contemplated by the Agreement.


                SCHEDULE 4.6 - ABSENCE OF UNDISCLOSED LIABILITIES

Teberebie has entered into a number of contracts to maximize cash flow and minimize its investment in supplies inventory. On June 1, 1998, Teberebie entered into a ten-year contract with Mobil Oil (Ghana) Limited ("Mobil") to supply fuel on site. This contract enabled Teberebie to purchase fuel on an "as needed" basis, eliminating the need for fuel inventory. In the event of cancellation, the contract required Teberebie to pay Mobil $806,500, less $45,670 per year. Teberebie negotiated an arrangement with Mobil under which Teberebie paid Mobil the cedi equivalent of $395,000, and Mobil retains full title to the oil tanks and associated equipment, without risk of any ownership claim by Teberebie or its successors and assigns.

On December 1, 1998, Teberebie entered into a five-year contract with Svedala Ghana Limited ("Svedala") to maintain a warehouse of consigned parts on-site for the crushing equipment. Teberebie is charged only for the parts used to repair crushing equipment. As a condition to the cancellation of the contract, the contract required Teberebie to pay Svedala the cost of the warehouse building (less 20% per year depreciation) and the cost of any inventory on hand or in-transit. Teberebie agreed with Svedala to pay four outstanding invoices related to contested warranty claims totalling SEK 93,222. Teberebie and Svedala agreed that the Buyer shall have exclusive access and right of way to Svedala's warehouse facilities, subject to Svedala's and its customers' rights to have reasonable access, subject to the Buyer's consent and compliance with minesite safety and security protocols. Svedala retains full title to the warehouse building and the associated improvements and stock parts, without risk of any ownership claim by Teberebie or its successors and assigns.

On December 1, 1997, Teberebie entered into a ten-year contract with Dupont de Nemours International ("Dupont") to maintain a facility on-site of cyanide and other reagent supplies for processing. As a condition to the cancellation of the contract, Teberebie must pay Dupont the depreciated cost of the facility. In lieu of paying the depreciated cost of the warehouse facility, Teberebie confirmed to Dupont the access and right of way to the warehouse facility, and Dupont retains full title to the warehouse building and improvements, without risk of any ownership claim by Teberebie or its successors and assigns for the full ten-year term of the license.

On April 15, 1998, Teberebie also entered into a five-year contract for satellite equipment and a communications link between the mine-site and corporate headquarters to improve the response time between Ghana and Boston. Teberebie has terminated this contract and paid the related cancellation charges.

                           SCHEDULE 4.7 -- PROPERTIES

In connection with the Loan Agreement with Skandinaviska Enskilda Banken ("S.E. Banken") (listed on Schedule 4.11(a)(i)) and pursuant to the (Further Charge) Debenture issued in connection therewith, S.E. Banken retains a first priority security interest in the equipment purchased pursuant to certain contracts listed on the schedule to the S.E. Banken Loan Agreement.

Pursuant to the License granted by Teberebie to Svedala Ghana Limited ("Svedala") dated June 10, 1998 in connection with the Agreement for Holding of Stock Spare and Wear Parts, Teberebie granted Svedala a license on certain specified property on which Svedala built the warehouse to store crushing equipment and spare parts.


                            SCHEDULE 4.8 - LITIGATION

(a)    Pending actions, suits or proceedings to which PGL or Teberebie is party:


       (i) PHILIP ARTHUR PLANGE V. TEBEREBIE GOLDFIELDS LIMITED. The complaint was filed in 1998 alleging that the plaintiff had a medical condition in his eyes resulting from his employment at Teberebie, which condition was confirmed by the medical examiners, and that Teberebie wrongfully terminated him when he refused to work. The plaintiff alleges that he was almost totally disabled and that he should have been retired as such. The plaintiff is seeking compensation for loss of employment and for resettlement, as well as payment of all medical bills and other relief as may be just. A trial of the matter commenced on February 29, 2000. Teberebie is currently trying to settle the matter, and the estimated settlement cost is approximately 5,000,000 -
              10,000,000 [cedis].

       (ii) ANUM LARTEY V. TEBEREBIE GOLDFIELDS LIMITED. The complaint was filed in 1998 alleging that plaintiff was wrongfully dismissed and that he is entitled to compensation for the impairment of his eyes suffered in the course of his employment with Teberebie. He is also seeking damages for wrongful dismissal. A trial of the matter is currently scheduled to begin on April 7, 2000. Teberebie is currently trying to settle the matter, and the estimated settlement cost is approximately 5,000,000 - 10,000,000 [cedis].

       (iii) RAPHAEL OCRAN V. TEBEREBIE GOLDFIELDS LIMITED. The complaint was filed in 1998 alleging that the plaintiff contracted the disease "Ankylosing spondylities" during the course of his employment with Teberebie and that his condition should be treated as an occupational illness. The plaintiff claims damages to compensate him for being terminated as a result of an occupational illness and also seeks reimbursement of his costs. A trial of the matter has not yet begun. Teberebie is currently trying to settle the matter, and the estimated settlement cost is approximately 5,000,000 - 10,000,000 [cedis].

       (iv) REPUBLIC V. AVEVOR. The plaintiffs alleged that they were assaulted by one of Teberebie's security officers during a village riot. The claim is against the security officer and not

       Teberebie, but Teberebie has been providing a defense for him. Teberebie believes that the case will be dismissed on April 5, 2000 and will not cost Teberebie any money.

(b)    None.

(c)    None.


                           SCHEDULE 4.9 - TAX MATTERS

(a) All payroll tax, income tax and royalty payment schedules have been filed in a timely manner by Teberebie. Property rate (property taxes) assessed by the Wassa West District Assembly (Tarkwa) for 1999 have been paid. PGL has filed all Annual Tax Returns in a timely manner with the government of Guernsey, Channel Islands.

(b) PGL and Teberebie have paid all Taxes, interest, penalties, assessments and deficiencies due and payable or claimed to be due, except for the draft assessment described in clause (c) below, which assessment Teberebie is contesting in good faith.

(c) On December 23, 1999, the Office of the Commissioner of Internal Revenue, issued the attached letter entitled "TAX AUDIT - 1996 AND 1997 FINANCIAL STATEMENTS, FINALISATION OF 1991 - 1997 ASSESSMENTS" which was signed by the Assistant Commissioner, Tax Audit. In the report, the Internal Revenue Service concluded that Teberebie overpaid 139,792,000 [cedis] in corporate taxes between 1991 and 1997. In addition, Teberebie underpaid royalties of 14,427,015 [cedis] and 25,142,180 [cedis] in 1996 and 1997, respectively. Teberebie paid the underpayment of royalties for the periods of 1996, 1997 and 1998 in February 2000. Royalties for 1999 were paid during 1999 under the IRS interpretation of the regulations. In a separate schedule, the Internal Revenue Service estimated the RESIDUE, or capital allowances available for future deduction, of 135 billion [cedis] at December 31, 1997.

       In February 2000, Teberebie concluded its discussion with IRS regarding the IRS letter of December 23, 1999 and refiled the applicable income tax returns for the period of 1991 through 1997. The basic areas of discussion with the IRS and Teberebie's conclusions are as follows:

       1. The IRS disputed the deduction of realized foreign exchange losses on debt service payment. Teberebie believed that the matter was resolved by adding to taxable income the realized foreign exchange gains on reduction of spare parts inventory. The basic matter of adjusting the taxable income by realized foreign exchange gains or losses is not disputed by the IRS.

       2. The IRS disputed the indexation of capital allowances prior to the formal IRS regulations issued in 1991 related to indexation. Teberebie has refiled the income tax returns on the basis of the 1991 regulations with no indexation prior to 1991.

       The refiled income tax returns from 1991 through 1997 reflect an overpayment of taxes of 46,935,096 [cedis] and a residue (capital allowances to be deducted after 1997) of 182,731,102,492 [cedis].

       The revised income tax returns were submitted to the IRS on February 29, 2000, and Teberebie is of the opinion that these matters have been resolved.

       The IRS has included another matter in its December 23, 1999 letter entitled "Floor Programme." The position of the IRS is that the income obtained from hedging transactions (i.e., from Teberebie's floor program) is a separately taxed item, which cannot be reduced by capital allowances, and that the amount of tax arising from the floor program is 3,121,065,695 [cedis]. The IRS did not specifically request these funds in the conclusion of its assessment nor was the IRS' position reflected in its adjusted tax calculations for the years 1991 through 1997. In Teberebie's opinion and in the opinion of Teberebie's tax advisor, the position of the IRS is not supported by the Ghanaian tax regulations. During the discussions with the IRS in February 2000, the Commissioner and the Chief Inspector for Petroleum and Mining Unit agreed informally that the matter had been resolved with no further liability to Teberebie.

(e) Based upon capital allowances for 1998 and 1999 and the refiling of the income tax returns for the period 1991 through 1997, the estimated capital allowances available for future deduction at December 31, 1999 was 293,191,842,885 [cedis]. Due to the disposal of the mining equipment in March 2000 to satisfy the outstanding indebtedness to Caterpillar Financial Corporation, the capital allowances have been decreased by 103,782,572,141 [cedis], resulting in a revised amount of 189,409,270,744
       [cedis] available at December 31, 1999.


                    SCHEDULE 4.11 - CONTRACTS AND COMMITMENTS

(a)    (i)    LOAN AGREEMENTS, INDENTURES, MORTGAGES, GUARANTIES:

       (A) Agreement dated November 28, 1988 between Boliden-Allis Svedala-Arbra and Teberebie

       (B) Credit Agreement dated as of March 11, 1996 (the "S.E. Banken Agreement") between S.E. Banken and Teberebie

       (C) Supplemental Agreement dated as of September 20, 1996 to the S.E. Banken Agreement

       (D) Supplemental Agreement dated as of October 11, 1996 to the S.E. Banken Agreement

       (E) Supplemental Agreement dated as of March 24, 1999 between Teberebie and S.E. Banken

       (F)    Series E Unsecured Notes issued by Teberebie to The Pioneer Group,
              Inc.:

              1.     PGI-11 dated May 10, 2000 in the principal amount of
                     $20,793,926

(ii) PLEDGES, CONDITIONAL SALE OR TITLE RETENTION AGREEMENTS, SECURITY AGREEMENTS, MATERIAL EQUIPMENT OBLIGATIONS, MATERIAL PERSONAL PROPERTY LEASE, LEASE PURCHASE AGREEMENTS:

       (A) Further Charge (Debenture) dated September 30, 1996 issued by Teberebie in favor of S.E. Banken

       (B) License granted by Teberebie in connection with the Agreement for Holding of Stock Spare and Wear Parts dated as of June 10, 1998 between Teberebie and Svedala Ghana Limited (with respect to piece of property on which Svedala built the warehouse to store crushing equipment and spare parts)

(iii) CONTRACTS, COMMITMENTS, PURCHASE ORDERS OR OTHER UNDERSTANDINGS OR ARRANGEMENTS INVOLVING PAYMENTS OR RECEIPTS OF $100,000 OR MORE IF NOT FULLY PERFORMED OR THAT MIGHT HAVE A MATERIAL ADVERSE EFFECT :


        NAME                 DESCRIPTION         PERIOD        CONTRACT P.O.    LIABILITY       STATUS/
                                                               P.O.                             COMMENTS
---------------------------------------------------------------------------------------------------------------------
1       Mobil Oil (Ghana)    Fuel Supply;        1-6-98 to     Contract,        $0              Contract terminated;
        Ltd                  Lubricants          30-5-08;      Contract                         Mobil retains title
                             Supply              24-6-94 to                                     to tanks under
                                                 31-12-03                                       settlement agreement

2       ACG Telesystems      Service Agreement   15-4-98 to    P.O. 97-1512C    $0              Gave termination
                             for airwave space   14-04-03                                       notice and paid
                             for satellite                                                      cancellation fee
                             phone system

3       SSI - Compass        Camp site services  1-5-97 to     Contract         $0              Gave termination
                                                 30-4-01                                        notice

4       Svedala              Inventory and       1-12-98 to    Contract/ P.O.   $0              Contract terminated;
                             supply crusher      30-11-03                                       Buyer has access and
                             repair and wear                                                    right of way to
                             parts                                                              Svedala's warehouse

5       GS Telecom           Satellite phone     15-4-98 to    97-1512A;        $0              Same as #2
                             equipment and       14-4-03       L9-0015
                             services

6       Dupont               Supply of cyanide   1-12-97 to    L9-0001;         $0              Contract terminated;
                             and other reagents  30-11-07      Contract                         Dupont retains title
                                                                                                to warehouse

7       Barbex               supply of filters   1-1-99 to     L9-0737          $0              P.O. terminated; no
                                                 31-12-99                                       further commitments

8       Safetech             Site security       Month-to-     L9-1573 and      $0              Gave termination
                             services            month         contract                         notice

9       University of        Support             Ten-years     Contract         $0              Notice to conclude
        Legon                Geo-environment     from 8-3-96                                    early given on
                             Studies Chair                                                      16-12-99; final
                                                                                                payment to be made by
                                                                                                TGL prior to 31-03-00

10      ECG                  Electricity         Current       None             Outstanding     No change anticipated
                                                                                bills


11. Deed of Warranty, Confirmation and Conditions dated December 3, 1987 among the Government of the Republic of Ghana, Teberebie, The Pioneer Group, Inc. and Glencar Explorations (UK) Limited

(IV) COLLECTIVE BARGAINING AGREEMENTS, EMPLOYMENT AND CONSULTING AGREEMENTS, EXECUTIVE COMPENSATION PLANS, BONUS PLANS, DEFERRED COMPENSATION ARRANGEMENTS, PENSION PLANS, RETIREMENT PLANS, EMPLOYEE STOCK OPTION OR STOCK PURCHASE PLANS, GROUP HEALTH, LIFE AND ACCIDENT INSURANCE, AND OTHER EMPLOYEE BENEFIT PLANS, AGREEMENTS, ARRANGEMENTS OR COMMITMENTS:

       (A) WORKERS' COMPENSATION INSURANCE: Great Northern Insurance Company (Chubb) Policy No. 3524-71-31 effective through July 10, 2000 (policy covers expatriates) and Enterprise Insurance Co. Ltd. Policy No. DG 41353 effective through September 17, 2000 (policy covers Ghanaian employees)

       (B) LIFE INSURANCE: Life Insurance Company of North America (CIGNA) Policy No. GO 17278 effective through April 17, 2000 (policy covers active, full-time expatriates working in Ghana)

       (C) ACCIDENTAL DEATH AND DISMEMBERMENT INSURANCE: Life Insurance Company of North America (CIGNA) Policy No. ABL 657431 effective through November 20, 2000 (policy covers officers and expatriates)

       (D) LONG TERM DISABILITY INSURANCE: Life Insurance Company of North America (CIGNA) Policy No. DE 604957 effective through February 12, 2000 (policy covers full-time, active expatriates working in Ghana)

(v) MATERIAL CONTRACTS BETWEEN PGL AND TEBEREBIE OR BETWEEN PGL, TEBEREBIE AND SELLER:

       None.

(vi)   MATERIAL LEASES, OPERATING OR CAPITAL:

       (A) Mining Lease dated February 2, 1988 between the Government of the Republic of Ghana and Teberebie

       (B) Mining Lease dated June 18, 1992 between the Government of the Republic of Ghana and Teberebie

       (C) Lease dated December 1996 between Terence Ronald Darko and Teberebie from the house at Plot Number 54A Airport Residential Area, Accra

(vii)  MATERIAL LICENSES OR SIMILAR ARRANGEMENTS RELATING TO MINING CONCESSIONS:

       (A) Mining Lease dated February 2, 1988 between the Government of the Republic of Ghana and TGL

       (B) Mining Lease dated June 18, 1992 between the Government of the Republic of Ghana and TGL

       (C) Prospecting License dated June 12, 1998 between the Government of the Republic of Ghana and TGL (Sefwi Project 90A)

       (D) Prospecting License dated May 12, 1998 between the Government of the Republic of Ghana and TGL (Sefwi Project 90C)

       (E) Reconnaissance License dated November 21, 1994 between the Government of the Republic of Ghana and TGL (Sefwi)

       (F) Letter dated October 13, 1998 from the Minerals Commission to TGL re: renewal of Prospecting License of Sefwi Project 90D

       (G) Prospecting License dated November 18, 1998 between the Government of the Republic of Ghana and TGL (Sefwi Project 90D)

       (H) Prospecting License dated October 28, 1998 between the Government of the Republic of Ghana and TGL (Nangodi Project)

       (I) Reconnaissance License dated September 10, 1997 between the Government of the Republic of Ghana and TGL (Nangodi Project)

       (J) Non-Exclusive Prospecting Permit dated January 1996 granted by the Ministry of Mining and Energy of the Republic of Niger to PGL, with renewal dated June 7, 1999.

(VIII) OTHER MATERIAL AGREEMENTS, COMMITMENTS, ARRANGEMENTS OR PLANS NOT MADE IN THE ORDINARY COURSE:

       None other than those included elsewhere in this Schedule 4.11.

(b) By letter dated January 10, 2000, Teberebie notified S.E. Banken of its inability to make the debt payment due January 31, 2000 under the Loan Agreement with S.E. Banken (listed in Schedule 4.11(a)(i) above). S.E. Banken has agreed to defer the due date of such payment.. Teberebie understands that on the Closing Date, the Buyer will assume the obligation to make such payment. S.E. Banken has not declared a default or breach under its Loan Agreement with Teberebie.

(c)    None.

                   SCHEDULE 4.12 - COMPLIANCE WITH AGREEMENTS,
                              LAWS AND COURT ORDERS

(c)    See Schedule 4.11(b) above.


                           SCHEDULE 4.13. - INSURANCE

Teberebie has one pending claim for insurance covering certain excess spare parts that were damaged in transit from Teberebie to Caterpillar, as described in Schedule 4.15(f) below. The maximum total amount of the claim is about $400,000, which claim has been assigned to PGI.


                       SCHEDULE 4.14 - EMPLOYEE RELATIONS


(c) CONTRACT HOURLY STAFF INFORMATION AT DECEMBER 31, 1999:



                                                                              Cedis         US Dollars
                                                            Number           Monthly         at 3430
  Department     Category         Description              Employed           Basic         Cedi/Dollar
--------------   --------     ---------------------        --------         ----------      -----------
Mining                        Equipment Operators               4            4,000,000        1,166.18
Mine Workshop                 Mechanics                        13           13,000,000        3,790.09


Process                       Operators/Technicians            28           28,000,000        8,163.27
Process                       Laborers                         13            8,450,000        2,463.56
Admin/Security:
    Tarkwa                    Guards & Drivers                  6            6,000,000        1,749.27
    Accra                     Drivers                           2            2,000,000          583.09
Warehouse                     Laborer                           1              650,000          189.50
Medical                       Clerk & Nurse                     2            2,000,000          583.09

TOTALS                                                         69           64,100,000       18,688.05



EXPATRIATE INFORMATION AT DECEMBER 31, 1999:


                                                       Date of         Annual        Add'l 14%      Annual        Monthly
Last Name      First       Contract Title             Contract         Salary      Ins & Retire      Cost           Cost
---------      ------      -----------------------    ---------       ---------    ------------   ---------       --------
Leonard        Roger       Managing Director          23-Jul-96       $ 175,000      $ 24,500     $ 199,500       $ 16,625
McKinney       William     General Manager            14-May-98         120,000        16,800       136,800         11,400
Allen          William     Chief Financial Officer    21-Jan-91         111,000        15,540       126,540         10,545
Miller         Tim         Manager of Processing      01-Jun-93          93,000        13,020       106,020          8,835

Osborne        William     Chief Engineer             15-Mar-95          80,000        11,200        91,200          7,600
Dragonir       George      Purchasing Officer         22-Oct-92          75,000        10,500        85,500          7,125
Brown          Colin       Project Geologist Niger    24-Feb-97          70,200        9,828         80,028          6,669
Langford       Dick        Chief Accountant           15-May-97          68,500        9,590         78,090          6,508
Curry          Scott       Mine Superintendent        18-Jan-95          65,000        9,100         74,100          6,175
Turner         Paul        Process Metallurgist       22-Mar-96          62,700        8,778         71,478          5,957
Rodeman        Wayne       Proc. Ops                  12-Jan-98          60,000        8,400         68,400          5,700
                           Superintendent
Levitt         Philip      Mechanical                 01-Feb-90          58,500        8,190         66,690          5,558
                           Trainer/Superv.
Hollywood      Michael     Warehouse Supv.            15-Jan-96          58,500        8,190         66,690          5,558
Gould          John        Environmental Engineer     21-Dec-94          55,500        7,770         63,270          5,273
Lake           Lloyd       Electrical Supervisor      01-Jan-99          54,000        7,560         61,560          5,130
Jones          Gary        Crusher Supervisor         01-Feb-98          53,500        7,490         60,990          5,083
Domogalla      Gene        Crusher Maint.             02-Jan-98          52,000        7,280         59,280          4,940
                           Supervisor
McDonald       Calvin T.   Mine Supervisor            06-Feb-97          52,000        7,280         59,280          4,940
Reed           Robert      Mine Supervisor            26-Nov-96          52,000        7,280         59,280          4,940
Hamilton       Evan        Maintenance Supervisor     01-Jan-98          50,000        7,000         57,000          4,750
Kosko          Tom         Mine Planning Engineer     08-Jan-96          50,000        7,000         57,000          4,750
Middleton      Graham      Trainer/Supervisor         01-May-97          49,000        6,860         55,860          4,655
                                                                     ----------     --------     ----------       --------
                               TOTALS                                $1,565,400     $219,156     $1,784,556       $148,713
                                                                     ----------     --------     ----------       --------

All employees left Teberebie on or prior to March 31, 2000.

(d) See claims of former employees set forth in Schedule 4.08, all of which Teberebie expects to resolve prior to the closing under the Agreement.

              SCHEDULE 4.15 - ABSENCE OF CERTAIN CHANGES OR EVENTS

(a)    None.

(b)    None.

(c)    None.

(d) Teberebie has repaid the entire amount due to the Overseas Private Investment Corporation.

(e) Not mortgaged, pledged or subject to lien, charge or encumbrance any properties or assets except for a review by the Minerals Commission of the offshore hard currency retention level of 80% of gold proceeds; 35% in excess of the Deed of Warranty. In June 1999, the Minerals Commission notified all mining companies of the requirement in the Foreign Exchange Retention Account Agreement for the review of the retention level. The Minerals Commission has not conducted a formal review of Teberebie's retention level since the Foreign Exchange Retention Account Agreement was executed in 1990. Teberebie and the Minerals Commission agreed that the review of the retention level would be deferred until the sale of PGL is concluded. During a meeting of the Bank of Ghana ("BOG"), the Minerals Commission and the represented mining companies held on June 14, 1999, the need to review the retention level was mentioned. During the meeting, the BOG requested that additional gold proceed dollars be returned to a commercial bank within Ghana, thereby improving the commercial banking system within the country. The additional funds would be transferred to the respective company's unrestricted dollar account at a commercial bank in Accra as follows:

          45% to the Chase account offshore
          35% to Ghana International Bank - London ("GIB")
              71.4% (25% of gross proceeds) to Standard Charter-Accra dollar account
              28.6% (10% of gross proceeds) to remain at GIB - London
          20% to Bank of Ghana for conversion to cedis

       The mining companies requested an indemnification letter from the BOG protecting their dollar accounts held in commercial banks in Accra. This request has delayed the anticipated change in retention levels. Teberebie is currently in a cedi deficit cash position requiring the conversion of U.S. dollars to cedis on a routine basis.

(f) Not suffered material losses of personal or real property in excess of $100,000, or waived any material rights except: the return of excess spare parts to Caterpillar. With the assistance of Caterpillar, Teberebie returned approximately $2.2 million in value of excess spare parts to Caterpillar and recorded it as a deposit/advance. Teberebie has received approximately $983,000 for certain of the returned parts. Teberebie is still negotiating with Caterpillar about one additional container of parts, which Teberebie believes should be valued at approximately $81,000. Additionally, Teberebie made a claim for insurance coverage of approximately $400,000 for the remaining parts that were damaged in transport to Caterpillar. Any proceeds from this claim have been assigned to PGI. In relation to this matter, Teberebie recorded a loss in the fourth quarter of 1999.

(g) Not made, or committed to make, material changes in compensation payable to any officer, director, employee or agent of PGL or Teberebie or any bonus payment or similar arrangements with any of the foregoing or to deferred compensation, severance, retirement or other similar agreement entered into with any director, officer, employee or agent of PGL or Teberebie (or any amendment to any such agreement) or granted any severance or termination pay to any director, officer, employee or agent of PGL or Teberebie. All Ghanaian staff were made redundant in November and December 1999, and all amounts owing by way of agreements reached with the Ghana Mineworkers Union, the Ministry of Labor and the Teberebie Exempt Employees Association were paid out at that time. Employees needed for the on-going operations of the recovery plants, refineries, equipment operators and maintenance personnel and necessary administrative and professional functions were put under short-term (3 month) contracts until March 31, 2000. These contracts specifically precluded vacations and major fringe benefits. These contracts were also fixed cedi contracts that do not escalate with the depreciation of the cedi.

       Certain expatriate staff members, deemed essential to the continued operation, were given contract revisions providing for a completion bonus to stay until the closing of the mine. In February 2000, Teberebie recorded a liability of $508,000 for these incentive payments.

(h)    None.

(i)    None.

(j) Caterpillar Financial Services Corporation ("Caterpillar") and Teberebie executed a settlement agreement pursuant to which Caterpillar accepted the return of Caterpillar equipment and spare parts, along with a payment of no more than $1.7 million from PGI (to the extent the amount received upon the sale of such equipment does not exceed the agreed upon appraisal value) as consideration for extinguishing all indebtedness due to Caterpillar from Teberebie. This transaction resulted in Teberebie recording in March 2000 a book loss of $5,024,134 related to spare parts inventory and $4,659,217 related to Caterpillar equipment.

(k)    None.


                            SCHEDULE 4.16 - SUPPLIERS

(a)    Vendor information:


                                                                                     Purchases     Amounts
                                                                                     To Dec 99 over 30 days
       Name                         Address                   Description              Dollars    Dollars
       ----                         -------                   -----------              -------    -------
AB Benziers                   Box 922
                              S-251 09 Heisingborg          Crusher spares             $202,708     $ 0
                              Sweden

African Explosives            P.O. Box 58                   Explosives                4,771,357       0
                              Bogoso, Western Region
                              Ghana

Aggreko UK Limited            Birch Road                    Generator rental            754,316       0
                              Dumbarton G82 2RF
                              United Kingdom

Ahisell AB                    20570 Malmoe                  Electrical spares for       183,010       0
                              Sweden                        crushing
                              Accra
                              Ghana

CIBA Specialty Chemicals      P.O. Box 38                   Process Chemicals           228,289       0
                              Low Moor, Bradford
                              West Yorkshire, UK
                              RD12 OJE

Citiland International        2024 Powers Ferry Rd          Leach pad piping            605,572       0
                              Suite 235
                              Atlanta, GA 30339  USA

Connell Gatco                 45 Cardinal Drive             Ground engagement           497,419       0
                              Westfield, New Jersey           tools
                              07090-1099  USA

Driltech Mission              P.O. Box 338                  Drill equipment             192,741       0
                              Alachua, FL USA               Repair spares
                              32615

DuPont de Nemoures            P.O. Box 50                   Sodium cyanide            2,566,460       0
                              Geneva
                              Switzerland

Electricity Corporation                                     Electricity               3,925,374       0
of Ghana
Expertravel & Tours           P.O. Box 0823                 Air fares                   383,135       0
                              Osu, Accra
                              Ghana

Ghacem Ltd                    P.O. Box 233                  Cement                    5,385,135       0
                              Takoradi
                              Ghana

Heavens Star                  P.O. Box 1359                 Electrical material &       235,542       0
                              Accra                         supplies

Halco Drilling Int'l          P. O. Box25                   Drilling supplies         1,256,824       0
                              West Lane, Southwram
                              Halifax HX3 9TW UK

Hull Blyth & Co               2, Coldbath Square            Air & Sea freight           146,011       0
                              London, UK                    From Europe
                              ECIR 5AX

Liner Agencies & Trading      P.O. Box 66                   Clearing agent and          452,390       0
                              Accra                           transportation from
                              Ghana                           ports to mine site

Margaret Asare Yeboah         P.O. Box 757                  Misc. Supplies from         106,291       0
                              Takoradi                      Takoradi

Mobil Oil                     25 Liberia Road Mobil         Diesel fuel and           7,163,299       0
                              House                           lubricants
                              P.O. Box 450
                              Accra, Ghana

MSAS Cargo International      16580 Air Center Blvd         Sea / air freight and     1,102,896       0
                              Suite 200                       freight forwarding
                              Houston, Texas  77032
                              USA

Nowata Limited                Carlton House  Carlton Road   Process chemicals         1,557,538       0
                              South Godstone
                              Surrey RH98LG   UK

OTR Tyres                     Bluebell Close                Equipment and light       1,248,606       0


                              Clover Nook Industrial Park     duty Tires
                              Alfreton, Derbyshire DE55
                              4RD  U K

Planproc                      P.O. Box 3555                 Steel plate & misc          117,422       0
                              Accra                         Supply items

R-Co                          P.O. Box 718                  Safety supply items         125,583       0
                              Accra

Rushton International         331 South Rio Grande Ave      Maintenance & inventory     691,796       0
                              Salt Lake City                  software & contract
                              Utah  84101   USA               operating services

Senet Projects                P.O. Box 9820                 Leach pad conveyor          438,992       0
                              Edenglen 1613                 (field & permanent)
                              South Africa

Serrot Corporation            125 Cassia May                Plastic Lining              158,289       0
                              Nebderson, NV USA
                              89014

SSI Compass                   P.O. Box 16138                Catering                  1,089,919       0
                              Airport,  Accra
                              Ghana

Svedala Arbra                 S-233 81 Svedala              Crusher spares            1,132,788       0
                              Sweden

Svedala Ghana                 P.O. Box CT 5857              Crusher spares            1,331,271       0
                              Cantonments, Accra
                              Ghana

Svedala Trellex AB            P.O. Box 74                   Wear rubber                 469,208       0
                              S-231 21 Trelleborg
                              Sweden

Svedala Trellex A/S           N-2200                        Conveyor belt               350,228       0
                              Kongsvinger
                              Norway

Tamrock Ghana                 P.M.B. KIA                    Drill equipment             173,046       0
                              Accra                         Repair spares

Unatrac Limited               Maidenhead Rd                 Caterpillar spares          192,282       0
                              Windsor, Berkshire
                              UK SL4 5HR

West African Drilling         P.O. Box C2369                Contract Drilling           184,300       0
Services                      Cantonments
                              Accra

West Coast Allies             P.O. Box 16138                Contract security           212,029       0
Services                      Airport
                              Accra

Western Star Trucks           2075 Enterprise Way           Spares for Western          145,836       0
                              Kelowna, BC                   Star fuel trucks
                              Canada BC V1Y 6H8

Wilhelm Ltd                   P.O. Box 1141                 Bus transport               340,726       0
                              Teshi-Nungua Est              Casual labor and
                              Accra                         Construction services

Wolfgang Sauter               AlpenblickstraBe 3            Various process supplies    414,541       0
                              D-88267 Vogt                  and repair spares
                              Germany

Tractor & Equipment           P.O. Box 5207                 Local Caterpillar dealer  5,836,908       0
                              Accra-North
                              Ghana
Intercompany:
  Pioneer                                                   Various                                   0
  PIOGlobal                                                 Insurance - two years'
                                                            premium

(b) Ghacem Limited may qualify as having been a sole supplier of cement to Teberebie. With the cessation of operations, however, the need for contract was terminated.

(c)    Relations with vendors were good.


                    SCHEDULE 4.18 - PREPAYMENTS AND DEPOSITS

None.


                    SCHEDULE 4.19 - INDEBTEDNESS TO AND FROM
                             OFFICERS AND DIRECTORS

None.


                      SCHEDULE 4.20 - REGULATORY APPROVALS

The following consents, approvals, authorizations and other requirements prescribed by law, rule or regulation are required of PGL or Teberebie in order to execute and deliver the Agreement or any related documents to be executed and delivered by the Seller, PGL or Teberebie and have been satisfied by the Closing
Date:

       According to the Minerals and Mining (Amendment) Act of 1994, "A person shall not cease to be a shareholder controller or a majority shareholder controller or an indirect controller of a mining company unless he has first given to the Minister a written notice of his intention to cease to be such a controller of the mining company." The Seller and PGL will have to notify the Minister of any sale.


                       SCHEDULE 4.21(a) - EXCLUDED ASSETS

1. See attached list of Caterpillar equipment and drilling equipment and related spares.

2.     All cash on hand.

3.     All accounts receivable.

4.     All prepayments.

5.     All advances and deposits.

                       SCHEDULE 4.21(b) - RETAINED ASSETS

See attached list prepared by the Buyer.


                      SCHEDULE 4.24 - ENVIRONMENTAL MATTERS

(a)    None.

(b) Environmental reports, investigations and audits conducted in the last two years:

1. Annual Environmental Report for 1999 dated February 2000 prepared by Teberebie and presented to the Ghana EPA

2.     Environmental Audit dated January 2000 1999 prepared by SGS Environment
       ("SGS")

3. Environmental Assessment New Tailings Dams Location dated June 1999 prepared by SGS

4. Annual Environmental Report for 1998 dated March 1999 prepared by Teberebie and presented to the Ghana EPA

5.     Interim Reclamation and Closure Plan dated January 1999 prepared by SGS

6. Leach Pad Audit for the Teberebie Mine dated January 1999 prepared by Vector Engineering, Inc. ("Vector")

7.     Environmental Audit dated December 1998 by prepared by SGS

8. Teberebie Goldfields Hydrology of the Open Pits dated October 1998 prepared by Vector

9. Teberebie Goldfields Heap Leach Pads Closure dated August 1998 prepared by Vector

10. EPA Form M02 Monthly Monitoring Reports for June 1998 through December 1999 prepared by Teberebie

11. Application for River Diversion License dated November 1997 prepared by SGS (including Vector's South Reservoir Embankment Design Appendix)

12. Annual Environmental Report 1997 dated March 1998 prepared by Teberebie and presented to the Ghana EPA

13.    Environmental Action Plan dated March 1998 prepared by Teberebie

14.    Environmental Audit dated March 1998 by prepared by SGS

(c)  None.

                SCHEDULE 9.1 - REPAYMENT OR SATISFACTION OF DEBT

All debt due by Teberebie to S.E. Banken pursuant to the S.E. Banken Agreement, as amended


                   SCHEDULE 9.2 - RELEASE OR REPAYMENT OF DEBT

All debt due by Teberebie to The Pioneer Group, Inc. pursuant to certain Series E Unsecured Notes


                       SCHEDULE 9.6 - RESOLUTION OF CLAIMS

See outstanding litigation claims under Schedule 4.8 above.

                       SCHEDULE 5.2 THIRD PARTY CONSENTS
                       AND APPROVALS REQUIRED BY THE BUYER

Set out below is a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement:

(a) Under the Minerals and Mining law, 1986 (as amended by the Minerals & Mining (Amendment) Act of 1994) a person cannot become a shareholder controller or a majority shareholder controller or an indirect controller of a mining company unless he has first served on the Minister of Mines, Minerals and Energy (the "Minister") written notice of his Intention to do so and the Minister (in accordance with the advice of the Minerals Commission) has confirmed that he has no objections to such person becoming a shareholder controller or a majority shareholder controller or an Indirect controller of a mine or the relevant time for such objection has elapsed.

(b) Consent of each of its lenders under Ashanti Goldfield Company Revolving Credit Facility (as amended), the Senior Bridge Credit Facility and AGC's hedge counterparties.

(c) Consent of the Government of Ghana, as owner of 10% of the issued and outstanding shares of Teberebie, to the planned transfer of certain assets of Teberebie to Gold Fields (Ghana) Limited and the creation of any new security or lien over the assets of Teberebie.

(d) Written agreement (on terms acceptable to AGC) with the shareholders of and lenders to its subsidiary, Ghanaian-Australian Goldfields Limited ("GAG") on the terms on which GAG's borrowings are to be rescheduled and the terms on which GAG will agree to process ore to be mined from PGL's Teberebie Mine.


                                       1